The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-140778

Subject to Completion,
Preliminary Prospectus Supplement dated February 20, 2007.

PROSPECTUS SUPPLEMENT
(To prospectus dated February 20, 2007)

$400,000,000

Mylan Laboratories Inc.
     % Senior Convertible Notes due 2012

The Offering:

The notes will bear interest at the rate of     % per year. We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2007. The notes will mature on March 15, 2012. The notes will be our unsecured senior obligations and will rank equal in right of payment with all of our existing and future unsubordinated indebtedness. The notes will be guaranteed on an unsecured senior basis by each of our subsidiaries that is a guarantor of our 5.750% senior notes due 2010 or our 6.375% senior notes due 2015. We intend to file an application to list the notes on the New York Stock Exchange under the symbol “     ”.

Convertibility of the Notes:

Holders may convert their notes based on an initial conversion rate of      shares of our common stock per $1,000 principal amount of notes (which is equal to an initial conversion price of approximately $      per share), subject to adjustment, only under the following circumstances: (1) if the closing price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, (2) if specified distributions to holders of our common stock occur, (3) if a fundamental change occurs or (4) during the period from, and including, December 15, 2011 to, and including, the third business day prior to the maturity date.

Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of notes converted, a holder will receive an amount in cash equal to the lesser of $1,000 or the conversion value, determined in the manner set forth in this prospectus supplement, of the number of shares of our common stock equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to such excess amount. If a holder elects to convert its notes in connection with certain fundamental changes, we will pay, to the extent described in this prospectus supplement, a make whole premium by increasing the conversion rate applicable to such notes.

Our common stock is listed on the New York Stock Exchange under the symbol “MYL”. On February 16, 2007, the last reported sale price of our common stock on the New York Stock Exchange was $22.05 per share.

Purchase of Notes by us at the Option of Holders Upon a Fundamental Change:

If we experience a fundamental change, holders may require us to purchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page S-13 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 25 of our most recent quarterly report on Form 10-Q for the period ended December 31, 2006, which is incorporated by reference into the accompanying prospectus.

Concurrently with this offering, we are offering 18,750,000 shares (or 21,975,000 shares if the underwriters exercise in full their option to purchase additional shares) and certain selling shareholders are offering 2,750,000 shares of our common stock in a public offering pursuant to a separate prospectus supplement. We and the selling shareholders, however, may modify the number of shares that we and the selling shareholders are selling. Neither offering is conditioned on the other.

	Per Note	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

To the extent the underwriters sell more than $400,000,000 principal amount of notes, the underwriters have the option to purchase from us up to an additional $60,000,000 principal amount of notes, within 13 days from the date of this prospectus supplement, solely to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment therefore on or about          , 2007.

Merrill Lynch & Co.	JPMorgan
Citigroup
ABN AMRO Rothschild LLC
HSBC
Mitsubishi UFJ Securities
NatCity Investments, Inc.
PNC Capital Markets LLC
RBS Greenwich Capital
SunTrust Robinson Humphrey

The date of this prospectus supplement is February   , 2007.

Prospectus Supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under the shelf registration process, we may offer from time to time senior or subordinated debt securities, preferred stock and common stock. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the convertible notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the convertible notes and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page ii of the accompanying prospectus before investing in our common stock.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or which we or the underwriters provide to you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in our notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in our notes and our common stock discussed in “Risk Factors” below and in the incorporated documents.

In this prospectus supplement, except as otherwise indicated, “Mylan,” “we,” “our,” and “us” refer to Mylan Laboratories Inc. and its consolidated subsidiaries (including Matrix Laboratories Limited, effective January 8, 2007). References herein to a fiscal year mean the fiscal year ended March 31.

Mylan Laboratories Inc.

Our Company

We are a leading pharmaceutical company and have developed, manufactured, marketed, licensed and distributed generic, brand and branded generic pharmaceutical products for more than 45 years. We are one of the largest manufacturers of generic pharmaceuticals in the U.S. with more than 240 million prescriptions dispensed during the twelve months ended September 30, 2006, the third most of any company, and representing approximately 7% of all prescriptions dispensed in the U.S. Our product portfolio is one of the largest among all U.S. generic pharmaceutical companies, consisting of approximately 160 products. In fiscal year 2006, our last completed fiscal year, we had total revenues of $1.26 billion and net income of $185 million. Through the first nine months of fiscal year 2007, we had total revenues of $1.12 billion and net income of $289 million. Over the past 20 years, our net revenues had a compound annual growth rate of approximately 15%.

We derive, through our subsidiary, Mylan Pharmaceuticals Inc., or MPI, the majority of our generic product revenues primarily from the sale of solid oral dosage pharmaceuticals in nearly 50 therapeutic categories. Our wholly-owned subsidiary, UDL Laboratories, Inc., or UDL, packages and markets pharmaceuticals, in unit dose formats, for use primarily in hospitals, nursing homes and other institutions. UDL is the largest unit dose packager in the U.S., having shipped approximately 700 million doses in fiscal year 2006. Our generic business is further augmented by our wholly-owned subsidiary, Mylan Technologies Inc., or MTI, which is focused on the research, development, manufacture and sale of transdermal patch technologies and products. MTI has developed and manufactured more generic transdermal products than any other company in the U.S.

Mylan is a fully integrated pharmaceutical company with capabilities in research, development, regulatory and legal matters, manufacturing, and distribution. In fiscal year 2006, MPI and MTI manufactured more than 95% of all doses we sold. We invest in generic research and development and use our intellectual property expertise to continue to grow our product pipeline. In order to differentiate our products in the marketplace and improve profitability, our product development process targets difficult to develop or manufacture products that benefit from our skills in the development and manufacturing of controlled-release and transdermal pharmaceuticals.

We achieved our position of leadership in the generic industry through our demonstrated ability to obtain Abbreviated New Drug Application, or ANDA, approvals, our quality control driven largely by our manufacturing excellence, and our ability to consistently deliver large scale commercial volumes to our customers, who are some of the largest pharmaceutical distributors and retail pharmacy chains in the U.S.

On January 8, 2007, we acquired approximately 51.5% of the outstanding shares of Matrix Laboratories Limited, or Matrix, a public limited company listed on the Bombay Stock Exchange and National Stock Exchange of India. This followed our acquisition of 20% of Matrix’s outstanding shares through a public offer in India completed on December 21, 2006. We now own approximately 71.5% of the voting share capital of Matrix, and, as of January 8, 2007, Matrix is a consolidated subsidiary of Mylan.

Matrix is engaged in the manufacture of active pharmaceutical ingredients, or APIs, and solid oral dosage products. Matrix is the world’s second largest API manufacturer with respect to the number of drug master files, or DMFs, filed with regulatory agencies, with more than 165 APIs in the market or under development. Matrix is a fast growing API manufacturer, with a focus on regulated markets such as the U.S. and the European Union. Matrix has a wide range of products in multiple therapeutic categories and focuses on developing APIs with non-infringing processes to partner with generic manufacturers in regulated markets at market formation. In Europe, Matrix operates through Docpharma, its wholly-owned subsidiary and a leading distributor and marketer of branded generic pharmaceutical products in Belgium, the Netherlands and Luxembourg. Matrix also has investments in companies in China, South Africa and India.

Competitive Advantages

We believe that our competitive advantages enable us to maintain and enhance our leading market position in the U.S. generic pharmaceutical industry through the strength and expansion of our core businesses and competencies, while allowing for significant opportunities for global expansion and growth:

Breadth of Product Portfolio.  Our product portfolio is one of the largest among all U.S. generic pharmaceutical companies, consisting of approximately 160 products, of which approximately 150 are in capsule or tablet form in an aggregate of approximately 375 dosage strengths. Included in these totals are 12 extended release products in a total of 30 dosage strengths. Additionally, our revenues are augmented through the sale of four transdermal patch products in a total of 18 dosage strengths that are developed and manufactured by MTI.

In addition to those products that we manufacture, we also market, principally through UDL, 70 generic products in a total of 120 dosage strengths under supply and distribution agreements with other pharmaceutical companies. We believe that the breadth of our product offerings allows us to successfully meet our customers’ demands and helps us to better compete in the generic industry over the long term. The addition of Matrix, the world’s second largest API manufacturer with respect to the number of DMFs filed, further broadens our product offerings by adding novel dosage forms and products in certain new therapeutic categories and introducing APIs into our existing finished dosage form portfolio. Included in Matrix’s product portfolio are anti-retroviral APIs, used in the treatment of HIV. Matrix is currently the world’s largest supplier of generic anti-retroviral APIs, supplying more than 50% of the total market.

Leading Market Position.  As of September 30, 2006, approximately 50% of our products ranked #1, and approximately 75% of our products ranked #1 or #2, in the number of new and refilled prescriptions dispensed in the U.S. compared to all other brand and generic versions of that product. The Matrix acquisition also provides us with access to certain international markets where we have not previously marketed or distributed product, thereby providing a blueprint for us to create a presence in the global generic market.

Strong Product Pipeline.  We have a robust generic product pipeline. As of December 31, 2006, excluding Matrix, we had 63 product applications pending at the Food and Drug Administration, or FDA, representing approximately $39.4 billion in U.S. sales for the twelve months ended June 30, 2006 for the brand name versions of these products, according to IMS Health data. Fourteen of these applications are first-to-file Paragraph IV ANDA patent challenges, which offer the opportunity for 180 days of generic marketing exclusivity if approved by the FDA and we are successful in the patent challenge. These 14 Paragraph IV ANDAs relate to pharmaceuticals representing approximately $12.8 billion in U.S. branded sales for the twelve months ended June 30, 2006. Further, we have approximately 165 products currently in development and advanced evaluation. Matrix has made 14 regulatory filings for finished dosage forms, including seven in the U.S. Matrix has also filed 102 DMFs in the U.S. and 697 outside the U.S. We believe our already robust pipeline, coupled with that of Matrix, provides a strong platform for future growth.

Excellence in Manufacturing and Customer Service.  We believe that our extensive capabilities and excellence in manufacturing distinguish us in the generic pharmaceutical industry and with our customers, positioning us to take advantage of growth opportunities. We have made and continue to make significant investments in our state-of-the-art manufacturing facilities which we believe will allow us to effectively and efficiently manufacture an increased number of new products and provide us enhanced flexibility to capitalize on new product opportunities. We recently completed a major expansion of our facilities, which will ultimately give us the capacity to produce approximately 30 billion doses annually. The addition of Matrix also adds significantly to our manufacturing capacity. Matrix has 10 API and intermediate manufacturing facilities and one finished dosage form facility. Of these facilities, six are U.S. FDA approved for API manufacturing, making Matrix one of the largest companies in India in terms of FDA-approved API manufacturing capacity.

Further, our manufacturing sophistication and capacity have enabled us to consistently produce commercial volumes of difficult to develop and manufacture products, which we believe are often subject to less competition. We have long-standing relationships with our core customers who have come to rely on us to provide such volumes across our entire product portfolio. This competitive advantage has allowed us to develop relationships with most of the major distributors and retail pharmacy chains in the U.S.

Intellectual Property Expertise.  We believe that expertise in intellectual property is a core competency for future product development. Accordingly, we maintain development teams, which include legal counsel, focused on the analysis and selection of opportunities to file ANDAs and Paragraph IV ANDA challenges. Over the past 20 years, Mylan has received 171 ANDA and supplemental ANDA approvals and four New Drug Application, or NDA, approvals.

Product Quality.  Our ability to produce high quality commercial volumes of our products has developed our reputation as a reliable supplier to our customers. We have an excellent FDA manufacturing compliance record. We believe that, in an era of growing concern among individual consumers regarding the quality of the prescription drugs they purchase, we are in a strong position to leverage our reputation for product excellence. Our recent acquisition of Matrix strengthens our ability to distribute pharmaceutical products to select markets across the globe that have particularly stringent manufacturing standards.

Industry Overview

Generic pharmaceutical products provide a safe, effective and cost-efficient alternative to brand pharmaceutical products. The average price of a generic drug prescription in the U.S. in 2006 was approximately $23, while the average price of a brand name drug prescription was $76.

Expenditures on generic pharmaceutical products in the U.S. were approximately $31.0 billion in 2006, making the U.S. the largest national generic pharmaceutical market in the world, accounting for approximately 37% of global expenditures on generic pharmaceuticals. Generic pharmaceutical products accounted for 51% of all prescriptions written in the U.S. in 2006. The prevalence of generic pharmaceutical products in the U.S. is due, in large part, to measures enacted by the federal and state governments over the past 20 years to promote the development of generic products in an effort to control public healthcare costs and expand healthcare coverage. The most important of these initiatives, the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Waxman-Hatch Act, permits, among other things, generic drugs to enter a brand product market after approval of an ANDA, demonstration of bioequivalence, and expiration, invalidation or circumvention of patents on the corresponding brand drug.

We believe that the U.S. market for generic pharmaceutical products, which is expected to increase in value at an average annual rate of 11.4% over the next five years, will continue to exhibit strong growth for the following reasons:

•	U.S. demographic trends, including the aging of the baby boom generation, the lengthening of average life expectancy and the rising incidence of chronic diseases imply an increase in general pharmaceutical consumption over the coming years;

•	the U.S. generics market is well-positioned to capitalize on cost-cutting initiatives by the federal and state governments, as well as managed care providers, which favor the use of lower-cost generics over branded pharmaceuticals;

•	the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 encourages health care providers to utilize generic pharmaceutical products as a tool to manage public healthcare spending; and

•	Part D of the Medicare Modernization Act, which became effective on January 1, 2006, has enabled Medicare beneficiaries to obtain discounted prescription drug coverage from general private sector providers, which has led to increased usage of pharmaceutical products, a trend which we believe will continue to benefit the generic pharmaceutical industry.

In addition, during the next decade, a significant number of brand pharmaceutical products face expiration of patent protection in the U.S.. Wall Street research estimates that the value of brand pharmaceutical products facing patent expiration over the next ten years is approximately $128 billion.

Worldwide expenditures on generic pharmaceutical products were approximately $84 billion in 2006, which represented approximately 11% of the total pharmaceutical market. After the U.S. ($31.0 billion), the largest national markets for generic pharmaceutical products by value in 2006 were Germany ($14.0 billion), India ($6.6 billion), the United Kingdom ($4.7 billion), France ($3.6 billion) and Japan ($3.3 billion). The spending on generic pharmaceutical products in certain international markets, though lesser in value, is expected to grow at a faster rate than in the U.S.. In particular, over the next five years, the market for generic pharmaceutical products is expected to increase annually at rates of 25% in Brazil, 24% in Switzerland, 20% in France and 15% in Spain, nations in which the generic drug market currently accounts for less than 15% of the domestic pharmaceutical market.

Generic pharmaceutical products play a particularly important role in India’s pharmaceutical industry. India is the country with the highest penetration of generic pharmaceutical products, which account for more than 70% of its domestic pharmaceutical market. India is also the fourth largest producer of pharmaceuticals worldwide, accounting for approximately 8% of global production by volume. There are 74 U.S. FDA-approved manufacturing facilities in India, making it the country with the most U.S. FDA-approved facilities outside of the U.S. The market for generic pharmaceutical products in India is expected to grow to $9.4 billion in the next five years, a compound annual growth rate of approximately 7.3%.

Business Strategy

Our primary objectives are to maintain and grow our leading position in the U.S. generic pharmaceutical industry, while using our transformational Matrix transaction as a springboard for us to become a worldwide leader in generic, brand and branded generic pharmaceutical products. To achieve this, we are pursuing the following business strategies:

Invest in research and development and leverage our intellectual property expertise to enhance our generic pipeline.  We have invested and will continue to invest heavily in our generic research and development, including $102 million invested in fiscal year 2006. These investments have allowed us to build a robust ANDA pipeline. We will seek to build upon our core competency in the development and management of intellectual property for future product development to evaluate appropriate opportunities to file ANDAs and Paragraph IV ANDA challenges, expanding upon our success in identifying opportunities and obtaining first-to-file or shared exclusivity status. Additionally, we will look to build upon Matrix’s strong record of DMF filings, as well as to leverage the significant investments made by Matrix in research and development capabilities, to further bolster our product pipeline.

Strive for continued manufacturing excellence in order to drive product demand and maintain our position as a reliable supplier of generic pharmaceuticals.  We strive to continue to produce large commercial volumes of a broad portfolio of high quality products. Our large product portfolio, excellent manufacturing and strong compliance record provide us with marketing advantages to serve our customers. The Matrix transaction provides additional manufacturing capacity as well as manufacturing flexibility, both allowing us to better manage industry cycles while optimizing market share and gross margins and affording us the capability to manufacture products in additional categories. Our recently completed expansion and enhancement of our manufacturing facilities will ultimately result in production capacity of more than 30 billion doses annually, more than double the 12.6 billion doses we shipped in fiscal year 2006.

Focus on development and manufacturing of “difficult to develop” and “difficult to manufacture” products.   We intend to continue to expand our formulation expertise with products that are difficult to develop, formulate and manufacture. We believe we have differentiated ourselves in the industry by being a leader in the manufacturing and development of various drugs in this category. We will strive to maintain our advantage over our competitors with our ability to reliably produce commercial quantities of oral solid dosage, controlled-release and transdermal formulation products. We will continue to concentrate our development activities on generic equivalents of brand products with significant U.S. and international sales in specialized or growing markets in areas that offer significant opportunities and other competitive advantages. One such area is anti-retrovirals, in which Matrix is already a significant manufacturer. Matrix is currently the world’s largest supplier of generic anti-retroviral APIs, supplying more than half of the total market for this high-barrier-to-entry product.

Expand our global footprint by leveraging Matrix’s international presence.   Matrix is a well-respected and recognized manufacturer in the rapidly growing Indian pharmaceutical market. Matrix’s presence in South Africa, as well as in the low-cost Chinese market, provides valuable access to several of the world’s fastest growing economies and important emerging pharmaceutical markets. Docpharma is a leading distributor and marketer of generics in Belgium, the Netherlands and Luxembourg, with expansion underway into several other European countries. Docpharma’s presence in Europe’s fragmented pharmaceutical market and experience in its complex regulatory environment provide a launch pad for the creation of a larger Mylan presence in Europe. The ability to distribute products from our broad portfolio into these markets creates substantial additional distribution opportunities for our products, extends their growth cycle and allows for the capture of incremental revenues.

Augment growth opportunities through strategic acquisitions of other companies, products and assets, and through other strategic arrangements.  We are part of a consolidating industry, and we are continually evaluating various acquisition and other strategic opportunities within the U.S. and abroad. As part of our ongoing growth strategy, we seek to expand our product line through strategic acquisitions of other companies, products and assets, and through joint ventures, licensing agreements or other arrangements. Such acquisitions or other opportunities would likely be aimed at adding new capabilities or technologies to our business, or adding to the breadth and reach of our product portfolio. Additionally, we may pursue the acquisition of branded pharmaceutical products or businesses focused in niche therapeutic areas.

Deepen and enhance vertical integration and supply chain capabilities.  By combining Matrix’s API, pharmaceutical intermediate and drug development businesses with our expertise in finished dosage forms, we believe that we will be able to capture incremental pieces of the value chain through backward vertical integration. Matrix has diverse API capabilities, knowledge of the API patent landscape, expertise in early API development, a low cost structure and strong scientific capabilities. Matrix’s API manufacturing platform provides us with significant cost savings opportunities and enables first in-last out product lifecycles. In addition, Matrix’s finished dosage form pipeline and Docpharma’s existing finished dosage form portfolio combines with ours to expand upon our forms and therapeutic categories. In the aggregate, these capabilities allow us to pursue a broader portfolio of product opportunities more economically.

Leverage our proven technology to develop new products.  We plan to focus on applying our leading, state-of-the-art transdermal technology to the development of new branded products through strategic alliances with brand pharmaceutical companies. We have developed manufacturing processes that have enabled us to become a leader in specialized transdermal delivery technologies. Successful application of these technologies effectively extends product lifespans and improves delivery profiles. We also intend to continue to pursue the development of generic equivalent products that utilize our transdermal patch technologies. Additionally, Matrix contributes its own proven technological processes such as synthetic chemistry, fermentation, biocatalysts, and manufacturing of high potency APIs, the potential of which we plan to explore through the development and production of high-quality pharmaceuticals.

Concurrent Transactions

Concurrently with this offering, we are offering 18,750,000 shares of our common stock (or 21,975,000 shares if the underwriters exercise in full their option to purchase additional shares) and certain selling shareholders are offering 2,750,000 shares of our common stock, par value $0.50, in a registered public offering. The shares will be offered through a separate prospectus supplement to the prospectus dated February 20, 2007, and these offerings are not conditioned on each other.

In connection with this offering, we expect to enter into respective convertible note hedge and warrant transactions with Merrill Lynch International, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and JPMorgan Chase Bank, National Association, London Branch, an affiliate of JPMorgan Securities Inc. (each, a “counterparty”). Each convertible note hedge is expected to reduce the potential dilution upon conversion of the notes. We also intend to enter into a warrant transactions with each of the counterparties. The warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock during the measurement period at maturity of the warrants exceeds the strike price of the warrants. We intend to use approximately $        of the net proceeds from this offering to pay the net cost of the convertible note hedge and warrant transactions. In connection with establishing hedge positions with respect to these transactions, the counterparties may enter into various derivative transactions with respect to our common stock concurrently with, or shortly after, the pricing of the notes.

Other Developments

We intend to increase our available revolving credit facility capacity up to an aggregate of $1 billion either through the amendment of our existing facility or by entering into an additional $300 million revolving credit facility. In addition, as part of this process, we expect to pay down existing borrowings under our current revolving credit facility by entering into a $450 million term loan facility.

Risks of Investment

Any investment in the notes and in our common stock underlying the notes involves a high degree of risk. You should carefully consider the risks described in “Risk Factors” below and all of the other information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our quarterly report on Form 10-Q for the period ended December 31, 2006, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. These risks include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Company Information

We were incorporated in Pennsylvania in 1970. Our common stock is listed on the New York Stock Exchange under the symbol “MYL”. Our principal offices are located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 514-1800. Our Internet address is www.mylan.com. Information on our website does not constitute part of this prospectus supplement.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the notes, see the section entitled “Description of Notes” in this prospectus supplement. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of Notes,” the words “we,” “our,” “us” and the “Company” refer only to Mylan Laboratories Inc. and not to any of its subsidiaries.

Notes Offered	$400,000,000 aggregate principal amount ($460,000,000 aggregate principal amount if the underwriters exercise their overallotment option in full) of % Senior Convertible Notes due 2012.

Maturity Date	March 15, 2012.

Interest and Payment Dates	% per year, payable semi-annually in arrears in cash on March 15 and September 15 of each year, beginning on September 15, 2007.

Guarantees	The notes will be fully and unconditionally guaranteed, jointly and severally, on an unsecured senior basis, by each of our subsidiaries that is a guarantor of our 5.750% senior notes due 2010 or our 6.375% senior notes due 2015. See “Description of Notes — Guarantees.”

Conversion Rights	Holders may convert their notes prior to the close of business on the third business day before the maturity date based on the applicable conversion rate only under the following circumstances:

•     during any calendar quarter beginning after June 30, 2007, and only during such calendar quarter, if the closing price of our common stock for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is more than 130% of the conversion price per share;

•     during the five business day period after any period of five consecutive trading days in which the trading price per $1,000 principal amount of notes for each trading day of that period was less than 98% of the product of the closing price of our common stock for each trading day of that period and the then applicable conversion rate;

•     if specified distributions to holders of our common stock are made or specified corporate transactions occur;

•     if a fundamental change occurs; or

•     at any time beginning on December 15, 2011 and ending at the close of business on the third business day immediately preceding the maturity date.

The initial conversion rate is shares of common stock per $1,000 principal amount of notes. This is equivalent to an initial conversion price of approximately $ per share of common stock.

Upon conversion of each $1,000 principal amount of notes, a holder will receive, in lieu of common stock, an amount in cash equal to the lesser of (1) $1,000 or (2) the conversion value, determined in the manner set forth in this prospectus supplement, of a number of shares equal to the conversion rate. If the conversion value exceeds $1,000, we will also deliver, at our election, cash or common stock or a combination of cash and common stock with respect to the value of such excess amount.

Make Whole Premium	If a holder elects to convert its notes in connection with certain transactions occurring on or before the maturity date that constitute a fundamental change, we will pay, as and to the extent described in this prospectus supplement, a make whole premium on notes converted in connection with such transactions by increasing the conversion rate applicable to the notes.

The amount of the increase in the applicable conversion rate, if any, will be based on the price of our common stock paid, or deemed paid, in the transaction and the effective date of the fundamental change. A description of how the increase in the applicable conversion rate will be determined and a table showing the increase that would apply at various common stock prices and fundamental change effective dates are set forth under “Description of Notes — Determination of Make Whole Premium.”

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change	Upon specified fundamental change events, holders will have the option to require us to purchase for cash all or any portion of their notes at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. See “Description of Notes — Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•     senior to any future indebtedness that is expressly subordinated to the notes;

•     equally in right of payment with our existing and future senior unsecured indebtedness; and

•     effectively junior to all of our existing and future secured obligations to the extent of the value of the assets securing such obligations and to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Similarly, the guarantees by our guarantor subsidiaries will rank:

•     senior to any future indebtedness that is expressly subordinated to the guarantees of such subsidiaries;

•     equally in right of payment with the existing and future senior indebtedness of such subsidiaries; and

•     effectively junior to all of the existing and future secured obligations of such subsidiaries to the extent of the value of the assets securing such obligations.

Use of Proceeds	We intend to apply the net proceeds from this offering and the concurrent offering by us of our common stock as follows:

•     approximately $     million (or approximately $     million if the underwriters exercise their overallotment option in full) to pay the net cost of the convertible note hedge and warrant transactions; and

•     approximately $     million for general corporate purposes, including research and development, and expansion of our global operations. We are continually evaluating, and may pursue, acquisition, licensing and other strategic opportunities, including those that may be material to our results of operations and financial position.

DTC Eligibility	The notes will be issued in fully registered book-entry form and will be represented by one or more permanent global notes without coupons. Global notes will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, and your interest in the global notes may not be exchanged for certificated notes, except in limited circumstances described in this prospectus supplement. See “Description of Notes — Global Notes; Book-Entry Form.”

Form and Denomination	The notes will be issued in minimum denominations of $1,000 and in any integral multiple of $1,000.

Concurrent offering of common stock	Concurrently with this offering, we are offering 18,750,000 shares of our common stock (or 21,975,000 shares if the underwriters exercise in full their overallotment option to purchase additional shares) and certain selling shareholders are offering 2,750,000 shares of our common stock in a registered public offering.

The consummation of this offering is not conditioned on the consummation of the offering of our common stock and vice versa.

Trading	The notes will be new securities for which there is currently no market. We intend to file an application to list the notes on the New York Stock Exchange under the symbol “ ”.

NYSE Trading Symbol for Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “MYL”.

Certain U.S. Federal Income Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	See “Risk Factors” beginning on page S-13 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in the notes.

Convertible Note Hedge and Warrant Transactions

We expect to enter into respective convertible note hedge and warrant transactions with Merrill Lynch International, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), and JPMorgan Chase Bank, National Association, London Branch, an affiliate of JPMorgan Securities Inc. (“JPMorgan”), each of which we refer to as a counterparty. Each convertible note hedge will be comprised of a purchased call option that is expected to reduce our exposure to potential dilution upon the conversion of the notes. We also expect to enter into respective warrant transactions with the counterparties pursuant to which we will sell to each counterparty a warrant for the purchase of shares of our common stock. We anticipate that each sold warrant will have an exercise price that is     % higher than the closing price of our common stock on the date of this prospectus supplement. Together, the convertible note hedge and warrant transactions are expected to provide us with some protection against increases in our stock price over the conversion price per share. We will use an aggregate of approximately $           million of the net proceeds of the offering of the notes to fund the net cost of these hedging transactions. See “Use of Proceeds.” If the underwriters’ overallotment option is exercised in whole or in part, we intend to enter into additional convertible note hedge and warrant transactions with the counterparties. In connection with these transactions, the counterparties to the transactions:

•	are expected to enter into various derivative transactions with respect to our common stock at or about the time of the pricing of the notes; and

•	may enter into, or may unwind, various derivative transactions or purchase or sell our common stock in secondary market transactions following the pricing of the notes, including during any conversion reference period with respect to a conversion of notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. In addition, any hedging transactions by the counterparties to these transactions following the pricing of the notes, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. See “Risk Factors — Risks Related to the Notes — Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock” and “Underwriting — Other Relationships.”

Summary Historical Consolidated and Pro Forma Financial Data

You should read the summary historical consolidated financial data and pro forma financial data set forth below in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended March 31, 2006, our Quarterly Report on Form 10-Q for the three and nine months ended December 31, 2006, and the unaudited condensed combined pro forma financial statements and the related notes included in our Current Report on Form 8-K/A filed on February 20, 2007, each of which is incorporated by reference in the prospectus accompanying this prospectus supplement. We derived the following summary historical financial statements of earnings data and the summary historical balance sheet data for each of the three years in the period ended March 31, 2006 from our audited consolidated financial statements. We derived the summary historical financial statements of earnings data for the nine months ended December 31, 2005 and 2006 and the summary historical balance sheet data as of December 31, 2006 from our unaudited condensed consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

Our unaudited pro forma financial statement of earnings data gives effect to our acquisition of Matrix as if it had been completed on April 1, 2005. Our unaudited pro forma balance sheet data as of December 31, 2006 gives effect to this acquisition as if it had occurred on December 31, 2006. The unaudited pro forma financial data are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the acquisition occurred as of the dates indicated or what such financial position or results of operations would be for any future periods.

The unaudited pro forma financial data were prepared using the purchase method of accounting. The allocation of the purchase price as reflected in the unaudited pro forma financial data has been based upon preliminary estimates of the fair values of assets acquired and liabilities assumed as of the date of the acquisition. Management is currently assessing the fair values of the tangible and intangible assets acquired and liabilities assumed. This preliminary allocation of the purchase price is dependent upon certain estimates and assumptions, which are preliminary and have been made solely for the purpose of developing such unaudited pro forma financial data.

A final determination of the fair value of Matrix’s assets and liabilities will be based on the actual net tangible and intangible assets of Matrix that existed as of the date of completion of the acquisition and such valuations could change significantly upon the completion of further analyses and asset valuations from those used in the unaudited pro forma financial data presented below.

The unaudited pro forma financial data does not include liabilities resulting from integration planning. Amounts preliminarily allocated to goodwill may significantly decrease and amounts allocated to intangible assets with definite lives may increase significantly, which could result in a material increase in amortization expense related to acquired intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in the unaudited pro forma financial statements.

						Pro Forma
	Mylan Summary Historical Financial Data					Financial Data
						Nine	Twelve
						Months	Months
						Ended	Ended
	Fiscal Year Ended March 31,			Nine Months Ended Dec. 31,		Dec. 31,	March 31,
	2004	2005	2006	2005	2006	2006	2006
	(In thousands, except per share amounts)

Statements of Earnings:
Total revenues	$1,374,617	$1,253,374	$1,257,164	$932,618	$1,124,557	$1,363,364	$1,487,434
Cost of sales	612,149	629,834	629,548	465,757	515,736	706,434	856,189

Gross profit	$762,468	$623,540	$627,616	$466,861	$608,821	$656,930	$631,245
Operating expenses:
Research and development	100,813	87,881	102,057	82,807	66,844	81,258	113,941
In-process research and development written off	—	—	—	—	—	—	58,680
Selling, general and administrative	201,612	259,478	225,754	176,060	152,784	216,062	264,852
Impairment loss on goodwill	—	—	—	—	—	25,603	—
Gain on sale of intangible assets	—	—	—	—	—	—	24,137
Litigation settlements, net	(34,758)	(25,990)	12,417	12,407	(46,154)	(46,154)	(9,728)

Total operating expenses	$267,667	$321,369	$340,228	$271,274	$173,474	$276,769	$403,608

Earnings from operations	$494,801	$302,171	$287,388	$195,587	$435,347	$380,161	$227,637
Interest expense	—	—	31,285	19,563	31,292	55,045	52,539
Other income, net	17,807	10,076	18,502	14,420	39,785	36,113	11,117

Earnings before income taxes and minority interest	$512,608	$312,247	$274,605	$190,444	$443,840	$361,229	$186,215
Provision for income taxes	177,999	108,655	90,063	63,552	155,267	135,028	73,356

Net earnings before minority interest	$334,609	$203,592	$184,542	$126,892	$288,573	$226,201	$112,859
Minority interest	—	—	—	—	—	10,717	8,836

Net earnings	$334,609	$203,592	$184,542	$126,892	$288,573	$236,918	$121,695

Earnings per common share
Basic	$1.24	$0.76	$0.80	$0.54	$1.37	$1.08	$0.51
Diluted	$1.21	$0.74	$0.79	$0.53	$1.34	$1.06	$0.50
Weighted average common shares outstanding
Basic	268,931	268,985	229,389	235,946	211,075	219,134	237,448
Diluted	276,318	273,621	234,209	240,409	215,275	223,334	242,268
Cash dividends declared per common share	$0.10	$0.12	$0.24	$0.18	$0.18

					Pro Forma
	Mylan Summary Historical Financial Data				Financial Data
	As of March 31,			As of Dec. 31,	As of Dec. 31,
	2004	2005	2006	2006	2006
	(In thousands)

Selected balance sheet data:
Cash and marketable securities	$696,929	$808,081	$518,127	$466,005	$376,345
Property, plant & equipment, net	$273,051	$336,719	$406,875	$461,653	$631,653
Intangible assets, net	$134,601	$120,493	$105,595	$92,829	$482,829
Total assets	$1,885,061	$2,135,673	$1,870,526	$2,206,648	$3,193,157
Long-term debt, including amounts due within one year	$—	$—	$687,938	$687,000	$1,274,063
Total shareholders’ equity	$1,659,788	$1,845,936	$787,651	$1,101,905	$1,156,328

RISK FACTORS

Any investment in our notes or our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our notes or to convert the notes into common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended December 31, 2006, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. In that event, the trading price of the notes and our common stock could decline, and you may lose all or part of your investment in the notes and our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to the Notes

The notes will rank equally in right of payment with all of our existing and future senior debt and effectively subordinated to the existing and future secured indebtedness to the extent of the assets securing such debt and to indebtedness of any of our subsidiaries that do not guarantee the notes.

The notes will be general unsecured senior obligations that rank equally in right of payment with all of our existing and future senior debt and will be fully and unconditionally guaranteed by all of our direct and indirect wholly owned domestic subsidiaries, except American Triumvirate Insurance Company, a captive insurance company. While certain of our existing and future subsidiaries will guarantee the notes, other subsidiaries that do not guarantee our 5.750% senior notes or our 6.375% senior notes will not guarantee the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. The notes will be effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries, including, as of December 31, 2006, approximately $324 million of long-term debt and short-term borrowings of Matrix which were assumed by us upon the completion of the acquisition.

The price of our common stock may fluctuate significantly, which could negatively affect us and holders of the notes and may prevent you from being able to convert the notes and may impact the price of the notes, making them more difficult to resell.

The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. Any volatility of or a significant decrease in the market price of our common stock could negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

In addition, provisions of the notes could delay or prevent a change in control of Mylan, which could adversely impact the value of our common stock. The repurchase rights set forth in the notes triggered by, among other things, the occurrence of a change of control, and the additional shares of our common stock by which the conversion rate of the notes is increased in connection with such change in control, could discourage a potential acquirer.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock. In addition, the ability of holders of the notes to convert the notes may be limited because such ability to convert is conditioned on the closing price of our common stock reaching specified thresholds or the occurrence of specified events, such as a fundamental change. If the closing price threshold for conversion of the notes as described under “Description of the Notes — Conversion Rights — Conversion Based on Common Stock Price” is satisfied during a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price thresholds are not satisfied and the other specified events that would permit a holder to convert notes do not occur, holders would only be able to convert their notes during the three month period from and including December 15, 2011 to the close of business on the third business day before the maturity date.

The make whole premium that may be payable upon conversion in connection with certain change in control transactions may not adequately compensate you for the lost option time value of your notes as a result of such change in control.

If you convert notes in connection with certain changes in control, we may be required to pay a make whole premium by increasing the conversion rate applicable to the notes. While the increase in the conversion rate is designed to compensate you for the lost option value of your notes as a result of these types of changes in control, such increase is only an approximation of such lost value and may not adequately compensate you for such loss.

We may not have the ability to purchase notes when required under the terms of the notes.

Holders of notes may require us to purchase for cash all or a portion of their notes upon the occurrence of a fundamental change. We cannot assure you that we will have sufficient financial resources or be able to arrange financing to pay the repurchase price of the notes on any date that we would be required to do so under the terms of the notes.

Our senior credit facility contains, and agreements relating to our future indebtedness may contain, provisions that could prohibit the redemption or repurchase of the notes, as well as provide that a change in control constitutes an event of default or triggers a repurchase offer. If certain change of control events or fundamental changes occur, it would constitute an event of default under the senior credit facility and could constitute an event of default under agreements governing our future indebtedness. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of our lenders to purchase or redeem the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase or redeem the notes. Our failure to purchase tendered notes or to redeem the notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. As described under “Description of Notes — Conversion Rights,” upon conversion of the notes, we will be required to pay to the holder of a note a cash payment equal to the lesser of the principal amount of the notes being converted or the conversion value of those notes. This part of the payment must be made in cash, not in shares of our common stock. As a result, we may be required to pay significant amounts in cash to holders of the notes upon conversion.

If we do not have sufficient cash on hand at the time of conversion, we may have to raise funds through debt or equity financing. Our ability to raise such financing will depend on prevailing market conditions. Further, we may not be able to raise such financing within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the terms of any current or future debt may prohibit us from making these cash payments or otherwise restrict our ability to make such payments. A failure to pay the required cash consideration upon conversion would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, if, among other things, any guarantor subsidiary, at the time it incurred the debt evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the guarantee; or

•	issued the guarantee with the intent of hindering, delaying or defrauding its present or future creditors; and

•	was insolvent or rendered insolvent as a result of issuing the guarantees;

•	was engaged in a business or transaction for which that guarantor subsidiary’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

then the guarantee of that guarantor subsidiary could be voided, or claims by holders of the notes under that guarantee could be subordinated to all other debts of that guarantor subsidiary. In addition, any payment by that guarantor subsidiary pursuant to its guarantee could be required to be returned to that guarantor subsidiary, or to a fund for the benefit of the creditors of that guarantor subsidiary.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor subsidiary would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the saleable value of all of its assets at a fair valuation;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We are a holding company, and our ability to make payments on the notes depends on our ability to receive dividends or other distributions from our subsidiaries.

Our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our obligations, including with respect to the notes, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In the event of bankruptcy proceedings affecting one of these subsidiaries, to the extent we are recognized as a creditor of that entity, our claim could still be junior to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations that are senior to the payment of the notes. We cannot be certain of the future availability of such distributions and the lack of any such distributions may adversely affect our ability to pay interest and principal on, and amount owing upon conversion of, the notes or meet our other obligations.

You should consider the U.S. federal income tax consequences of owning the notes.

The U.S. federal income tax treatment of the conversion of the notes into a combination of our common stock and cash is uncertain. You are urged to consult your tax advisors with respect to the U.S. federal income tax consequences resulting from the conversion of notes into a combination of cash and our common stock. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations.”

You may be subject to U.S. federal income or withholding taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events that affect our capital structure. See “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” If we adjust the conversion rate, you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. In addition, Non-U.S. Holders of the notes may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Dividends” and “Certain U.S. Federal Income Tax Considerations — Non-U.S. Holders — Notes.”

Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.

In connection with the issuance of the notes, we expect to enter into respective convertible note hedge and warrant transactions with Merrill Lynch International, an affiliate of Merrill Lynch, and JPMorgan Chase Bank, National Association, London Branch, an affiliate of JPMorgan, each of which we refer to as a counterparty. Each convertible note hedge will be comprised of a purchased call option that is expected to reduce our exposure to potential equity dilution upon the conversion of the notes. We also expect to enter into respective warrant transactions with the counterparties pursuant to which we will sell to each counterparty a warrant for the purchase of shares of our common stock. We anticipate that each sold warrant will have an exercise price that is     % higher than the closing price of our common stock on the date of this prospectus supplement. Together, the convertible note hedge and warrant transactions are expected to provide us with some protection against increases in our stock price over the conversion price per share. We will use an aggregate of approximately $           million of the net proceeds of the offering of the notes and the concurrent offering of common stock to fund the net cost of these hedging transactions. If the underwriters exercise their overallotment option to purchase additional convertible notes, we expect to use a portion of the net proceeds from the sale of the additional notes and common stock to enter into an additional convertible note hedge transaction with each of the counterparties. In such event, we would also expect to enter into an additional warrant transaction with each of the counterparties. These transactions will be accounted for as an adjustment to our shareholders’ equity.

In connection with establishing hedge positions, the counterparties to these transactions:

•	are expected to enter into derivative transactions with respect to our common stock at or about the time of the pricing of the notes; and

•	may enter into, or may unwind, various derivatives or purchase or sell our common stock in secondary market transactions following the pricing of the notes, including during any conversion reference period with respect to a conversion of notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. In addition, any hedging transactions by the counterparties following the pricing of the notes, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. Each counterparty is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including derivative instruments, that it may wish to use in connection with such hedging. In particular, such hedging modifications may occur during a conversion reference period, which may have a negative effect on the conversion value of those notes. In addition, we intend to exercise our purchased call options whenever notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call options, the counterparties would expect to sell shares of common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the conversion reference period for the converted notes.

The effect, if any, of any of these transactions and activities on the market price of our common stock or the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the trading price of our common stock and the value of the notes and, as a result, the number of shares and value of the common stock you will receive upon conversion of the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities for which there is currently no public market, and no active trading market might ever develop. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price, and volatility in the price, of our shares of common stock, our performance and other factors. Although we intend to file an application to list the notes on the New York Stock Exchange, we cannot assure you that an active trading market will develop for the notes. To the extent that an active trading market does not develop, the liquidity and trading prices for the notes may be adversely affected.

We have been advised by the underwriters that they presently intend to make a market in the notes. However, the underwriters are not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriters cease to act as market maker for the notes, we cannot assure you that another firm or person will make a market in the notes.

The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. An active or liquid trading market for the notes may not develop.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

Future sales of shares of our common stock may depress its market price.

Sales of substantial numbers of additional shares of common stock, including shares of common stock underlying the notes and shares issuable upon exercise of outstanding options or warrants, as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt-to-equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us.

Because of the net share settlement feature of the notes, it is not possible to determine precisely how many shares of common stock may be issued pursuant to the conversion of the notes, although the number of shares of common stock issuable pursuant to a conversion of $1,000 in principal amount of notes cannot exceed the conversion rate, which is           shares of common stock, subject to adjustment. The notes and all of the shares of our common stock to be issued pursuant to conversions of the notes by holders who are not our affiliates will be freely tradable by such holders.

We, our directors, certain of our officers and the selling shareholders will agree, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, not to without the prior written consent of Merrill Lynch on behalf of the underwriters, directly or indirectly, offer to sell, sell or otherwise dispose of any shares of our common stock.

The issuance of additional stock in connection with acquisitions or otherwise will dilute all other shareholdings.

After this offering and the concurrent transactions, we will have an aggregate of    shares of common stock authorized but unissued and not reserved for issuance under our option and compensation plans. Subject to certain volume limitations imposed by the New York Stock Exchange, we may issue all of these shares without any action or approval by our shareholders. We intend to continue to actively seek to expand our product line through complementary or strategic acquisitions of other companies, products and assets, and we may issue shares of common stock in connection with those acquisitions. Any shares issued in connection with these activities, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering. In addition, we may issue a substantial number of shares of our common stock upon conversion of the notes and/or in connection with the warrant transaction entered into by us in connection therewith.

FORWARD-LOOKING STATEMENTS

This prospectus supplement may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended December 31, 2006. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANT

Concurrently with the sale of the notes, we expect to enter into convertible note hedge transactions, comprised of a purchased call option, and enter into respective warrant transactions with each of Merrill Lynch International, an affiliate of Merrill Lynch, and JPMorgan Chase Bank, National Association, London Branch, an affiliate of JPMorgan, each of which we refer to as a counterparty. The net cost to us of the transactions will be approximately $           million. We intend to enter into additional convertible note hedge and warrant transactions in connection with any exercise of the underwriters’ overallotment option.

The purchased call options will cover approximately      shares of our common stock, subject to anti-dilution adjustments substantially similar to the anti-dilution adjustments for the notes, which under most circumstances represents the maximum number of shares that underlie the notes. Concurrently with entering into the purchased call options, we expect to enter into warrant transactions with the counterparties. Pursuant to the warrant transactions, we will sell to the counterparties warrants to purchase in the aggregate approximately           shares of our common stock, subject to customary anti-dilution adjustments. The warrants may not be exercised prior to the maturity of the notes.

The purchased call options and sold warrants will be separate contracts entered into by us with the counterparties, will not be part of the terms of the notes and will not affect the rights of holders under the notes. As a holder of the notes, you will not have any rights with respect to the purchased call options or the sold warrants. The purchased call options are expected to reduce the potential dilution upon conversion of the notes in the event that the market value per share of our common stock at the time of exercise is greater than approximately $          , which corresponds to the initial conversion price of the notes. We anticipate that the sold warrants will have an exercise price that is     % higher than the closing price of our common stock on the date of this prospectus supplement.

If the market price per share of our common stock at the time of conversion of any notes is above the strike price of the purchased call options, the purchased call options will, in most cases, entitle us to receive from the counterparties in the aggregate the same number of shares of our common stock as we would be required to issue to the holder of the converted notes. Additionally, if the market price of our common stock at the time of exercise of the sold warrants exceeds the strike price of the sold warrants, we will owe the counterparties an aggregate of approximately      shares of our common stock. The purchased call options and sold warrants may be settled for cash at our election.

For a discussion of hedging arrangements that may be entered into by the counterparties in connection with the purchased call options and sold warrants, see “Underwriting — Other Relationships” and “Risk Factors — Risks Related to the Notes — Our convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses of approximately $          , will be approximately $          (or approximately $          if the underwriters exercise their overallotment option in full).

We intend to apply the net proceeds from this offering and the concurrent offering of our common stock to the following uses:

•	approximately $ million (or $ million if the underwriters exercise their overallotment option under this offering in full) to pay the net cost of the convertible note hedge and warrant transactions; and

•	approximately $ million for general corporate purposes, including research and development, and expansion of our global operations. We are continually evaluating, and may pursue, various acquisition, licensing and other strategic opportunities, including those that may be material to our results of operations and financial position. Such opportunities may be carried out through the purchase of assets from, or joint ventures or license agreements with, other companies, or the acquisition of other companies. Currently, however, we have no binding commitment related to any contemplated future acquisitions or licenses.

One or more of the underwriters and/or their affiliates will be the counterparties in the convertible note hedge transactions and will receive the portion of the net proceeds from this offering applied to those transactions.

DIVIDEND POLICY

We paid a quarterly cash dividend of $0.06 per share of common stock on January 16, 2007. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, compliance with debt instruments, legal requirements and other factors as our board of directors deems relevant. The terms of our indebtedness may also restrict us from paying cash dividends exceeding $0.06 per share on our common stock under some circumstances. In addition, the terms of our indebtedness restrict our ability to pay cash dividends of any amount if an event of default under such indebtedness has occurred and is continuing.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2006:

•	on an actual basis;

•	on a pro forma basis to reflect our acquisition of Matrix, as if it had occurred on December 31, 2006; and

•	on a pro forma as adjusted basis to (i) reflect our acquisition of Matrix, as if it had occurred on December 31, 2006, and (ii) give effect to the following transactions, as if each such transaction had occurred on December 31, 2006:

•	our receipt of proceeds, net of underwriting discounts and estimated fees and expenses of $9 million, from this offering;

•	our receipt of proceeds from the warrant transactions;

•	the cost to us of the convertible note hedge transactions; and

•	our receipt of proceeds, net of underwriting discounts and estimated fees and expenses of $17.5 million, from our issuance of approximately $413 million of our common stock as described under “Summary — Concurrent Transactions;”

This table should be read in conjunction with “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the consolidated financial statements and notes thereto included in each of our Annual Report on Form 10-K for the year ended March 31, 2006 and our Quarterly Report on Form 10-Q for the three and nine months ended December 31, 2006 and the unaudited condensed combined pro forma financial statements and the related notes included in our Current Report on Form 8-K/A filed on February 20, 2007, each of which is incorporated by reference in the prospectus accompanying this prospectus supplement. The following table assumes no exercise of the underwriters’ overallotment option.

	As of December 31, 2006
			Pro Forma
	Actual	Pro Forma	As Adjusted(6)
	(In thousands)

Cash and marketable securities	$466,005	$376,345	$1,105,483

Debt:
Credit facility(1)	$187,000	$450,000	$450,000
Senior notes(2)	500,000	500,000	500,000
Other(3)	—	324,063	324,063
Convertible notes(4)	—	—	400,000

Total debt	$687,000	$1,274,063	$1,674,063
Shareholders’ equity:
Preferred stock, $0.50 par value: 5,000,000 shares authorized; none issued	—	—	—
Common stock, $0.50 par value: Authorized 600,000,000 shares; 213,098,838 issued and outstanding(5)	156,064	156,064	165,439
Additional paid-in capital	483,175	506,221	874,324
Retained earnings	2,189,473	2,080,155	2,080,155
Accumulated other comprehensive earnings	2,238	2,238	2,238
Less: Treasury stock at cost	(1,729,045)	(1,588,350)	(1,588,350)

Total shareholders’ equity	$1,101,905	$1,156,328	$1,533,806

Total capitalization	$1,788,905	$2,430,391	$3,207,869

(1)	We maintain a $700 million senior unsecured revolving credit facility maturing July 24, 2011. At December 31, 2006, approximately $187 million of borrowings were outstanding under the credit facility, and such borrowings bore interest at a rate equal to LIBOR plus 0.50 % per annum, which equates to 5.88%, at such date. On a pro forma basis, an additional $263 million was borrowed to finance the acquisition of Matrix. The interest rate on these additional borrowings was also 5.88% at December 31, 2006.

(2)	Existing senior notes comprised of $150 million aggregate principal amount of 5.750% senior notes due 2010 and $350 million aggregate principal amount of 6.375% senior notes due 2015.

(3)	Other represents the long-term debt and short-term borrowings of Matrix assumed as part of the acquisition.

(4)	New issue of senior convertible notes due 2012 offered hereby.

(5)	Approximately 8.1 million shares of Mylan common stock were issued to certain selling shareholders in a private transaction following the acquisition of Matrix. On a pro forma basis, 221,156,979 shares are issued and outstanding. The issuance of approximately $413 million of common stock results in an estimated 239,906,979 shares of common stock issued and outstanding on a pro forma as adjusted basis.

(6)	Reflects issuance of approximately $413 million of common stock offered concurrently and $400 million aggregate principal amount of convertible notes issued concurrently herewith. Neither offering is conditioned on the other.

If we were to issue $100 million more primary issue common stock and $100 million less aggregate principal amount of convertible notes, this column would be adjusted as follows:

Cash and marketable securities	$1,117,158
Convertible notes	$300,000
Common stock, $0.50 par value: Authorized 600,000,000 shares; 244,406,979 issued and outstanding, as adjusted for this offering	$167,689
Total shareholders’ equity	$1,633,646
Total capitalization	$3,207,709

If we were to issue $100 million less primary issue common stock and $100 million additional aggregate principal amount of convertible notes, this column would be adjusted as follows:

Cash and marketable securities	$1,093,708
Convertible notes	$500,000
Common stock, $0.50 par value: Authorized 600,000,000 shares; 235,406,979 issued and outstanding, as adjusted for this offering	$163,189
Total shareholders’ equity	$1,433,866
Total capitalization	$3,207,929

DESCRIPTION OF NOTES

We will issue the notes under the indenture, to be dated on or about the closing of this offering, among Mylan Laboratories Inc., as issuer, the guarantors named therein and The Bank of New York, as trustee. We have summarized the material provisions of the notes below. The following description is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they, and not this “Description of Notes,” define your rights as a note holder. A copy of the indenture, including a form of the notes, is available upon request to us. As used in this “Description of Notes,” the words “the company,” “we,” “us,” “our,” “Mylan Laboratories Inc.” or “Mylan Labs” refer only to Mylan Laboratories Inc. and do not include any of our current or future subsidiaries. As used in this “Description of Notes,” all references to our common stock are to our common stock, par value $0.50 per share. See “Description of Capital Stock.”

General

We will issue up to $400.0 million aggregate principal amount ($460.0 million aggregate principal amount if the underwriters exercise in full their option to purchase additional notes solely to cover overallotments). The notes will mature on March 15, 2012. The notes will be issued in denominations of $1,000 or in integral multiples of $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

The notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of our subsidiaries that is a guarantor of our 5.750% senior notes or our 6.375% senior notes. Each guarantee will rank equally in right of payment with the guarantor’s existing and future unsecured indebtedness, including any guarantee by such guarantor of obligations under our 5.750% notes or 6.375% notes, as described under “— Guarantees.”

When we refer to our 5.750% senior notes, we refer to our 5.750% senior notes due 2010 and to any notes, bonds, debentures or similar debt securities that we may issue or that any subsidiary of ours may issue if such debt securities are guaranteed by us, in each case, to the extent that any such debt securities are issued within six months of the date on which we repay such 5.750% senior notes due 2010, whether at maturity or upon earlier redemption or repurchase or otherwise. Similarly, when we refer to our 6.375% senior notes, we refer to our 6.375% senior notes due 2015 and to any notes, bonds, debentures or similar debt securities that we may issue or that any subsidiary of ours may issue if such debt securities are guaranteed by us, in each case, to the extent that any such debt securities are issued within six months of the date on which we repay such 6.375% senior notes due 2015, whether upon redemption or repurchase or otherwise.

The notes will bear cash interest at the rate of     % per year. Interest on the notes will accrue from the most recent date to which interest has been paid or provided for, or if no interest has been paid, the date the notes are originally issued. Interest will be payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2007, to holders of record at the close of business on the March 1 or the September 1 immediately preceding such interest payment date; provided, however, that accrued and unpaid interest payable upon a purchase by us upon a fundamental change will be paid to the person to whom principal is payable, unless the fundamental change purchase date is after a record date and on or prior to the related interest payment date, in which case accrued and unpaid interest to, but excluding, the fundamental change purchase date shall be paid on such interest payment date to the record holder as of the record date. Each payment of cash interest on the notes will include interest accrued for the period commencing on and including the immediately preceding interest payment date (or, if no interest has been paid, the date the notes are originally issued) through the day before the applicable interest payment date (or fundamental change purchase date). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day, and no interest on such payment will accrue or be payable for the period from and after the date on which such payment is due to such next succeeding business day. Interest will be calculated using a 360-day year composed of twelve 30-day months. A “business day” is any day other than a

Saturday or a Sunday or any other day on which banking institutions in The City of New York are authorized or required by law to close.

Interest will cease to accrue on a note upon its maturity, conversion or purchase by us upon the occurrence of a fundamental change. We may not reissue a note that has matured or been converted, has been purchased by us or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

Holders may, at their option, require us to purchase the notes for cash if we experience a fundamental change, as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.”

Holders may convert their notes prior to the close of business on the third business day preceding the maturity date of the notes based on an initial conversion rate of           shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $      per share, only if the conditions for conversion described under “‘— Conversion Rights” are satisfied. Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be The Bank of New York. No service charge will be made for any registration of transfer or conversion of notes. However, we may require the holder to pay any transfer tax or similar governmental charge payable as a result of any transfer or exchange to a person other than the holder.

Contemporaneously with the offering of the notes, we will enter into separate convertible note hedge and warrant transactions. See “Purchase of Convertible Note Hedge and Sale of Warrant.”

Ranking

The notes will be senior unsecured obligations of Mylan Labs and will rank:

•	pari passu in right of payment with all other indebtedness of Mylan Labs that is not by its terms expressly subordinated to other indebtedness of Mylan Labs;

•	senior in right of payment to all indebtedness of Mylan Labs that is, by its terms, expressly subordinated to the senior indebtedness of the Company; and

•	effectively junior to the secured indebtedness of Mylan Labs to the extent of the value of the collateral securing such indebtedness and to the indebtedness and other liabilities of our non-guarantor subsidiaries.

The indenture does not limit the amount of additional indebtedness which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee. We are obligated to pay compensation to the trustee as agreed in writing and to indemnify the trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the notes. The trustee’s claims for such payments will generally be senior to those of the holders of the notes in respect of all funds collected or held by the trustee.

Guarantees

The notes will be guaranteed by each of our subsidiaries that is a guarantor of our 5.750% senior notes or our 6.375% senior notes.

Each guarantee will be a general unsecured obligation of the guarantor and will rank:

•	pari passu in right of payment with all other indebtedness of the guarantor that is not by its terms expressly subordinated to other indebtedness of the guarantor;

•	senior in right of payment to all indebtedness of the guarantor that is, by its terms, expressly subordinated to the senior indebtedness of the guarantor; and

•	effectively junior to the secured indebtedness of the guarantor to the extent of the value of the collateral securing such indebtedness

Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay their debt and other obligations (including trade payables) before they will be able to distribute any of their assets to us. The notes will be effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries, including, as of December 31, 2006, approximately $324 million of long-term debt and short-term borrowings at Matrix which were assumed by us upon the completion of the acquisition.

If Mylan Labs defaults in payment of the principal of, or interest on the notes, each of the guarantors will be unconditionally, jointly and severally, obligated to duly and punctually pay the principal of and interest on the notes.

The obligations of each guarantor under its guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such guarantor, and after giving effect to any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of such other guarantor under its guarantee or pursuant to its contribution obligations under the indenture, will result in the obligations of such guarantor under its guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each guarantor that makes a payment or distribution under its guarantee will be entitled to a contribution from any other guarantor in a pro rata amount based on the net assets of each guarantor determined in accordance with generally accepted accounting principles. For more details, see “Risk Factors — Risks Related to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”

If any subsidiary of Mylan Labs (including any subsidiary of Mylan Labs formed or acquired after the date of the indenture) becomes a guarantor of our 5.750% senior notes or our 6.375% senior notes, then such subsidiary will be required to (i) execute and deliver to the trustee a supplemental indenture in form and substance satisfactory to the trustee pursuant to which such subsidiary shall unconditionally guarantee all of Mylan Lab’s obligations under the notes and the indenture on the terms set forth in the indenture and (ii) deliver to the trustee an opinion of counsel to the effect that such supplemental indenture has been duly authorized, executed and delivered by such subsidiary and constitutes a legal, valid, binding and enforceable obligation of such subsidiary.

Notwithstanding the foregoing, each guarantee by a subsidiary guarantor will provide by its terms that it shall be automatically and unconditionally released and discharged:

(1) upon any sale or other disposition of all or substantially all of the assets of such subsidiary (including by way of merger or consolidation or any sale of all of the capital stock of that subsidiary) to a person that is not Mylan Labs or a subsidiary of Mylan Labs; or

(2) if such subsidiary ceases to be a guarantor of our 5.750% senior notes and our 6.375% senior notes.

Conversion Rights

General

Holders may convert their notes prior to the close of business on the third business day preceding the stated maturity of the notes based on an initial conversion rate of           shares per $1,000 principal amount of notes, which represents an initial conversion price of approximately $      per share, only if the conditions for conversion described below are satisfied. The conversion rate per $1,000 principal amount of notes in effect at any given time is referred to in this prospectus supplement as the “applicable conversion rate” and will be subject to adjustment as described below. The “applicable conversion price” per share of common stock as of any given time is equal to $1,000 divided by the then applicable conversion rate, rounded to the nearest cent. A note for which a holder has delivered a fundamental change purchase notice, as described below, requiring us to purchase the note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of any note, a holder will receive, for each $1,000 principal amount of notes surrendered for conversion:

•	cash in an amount equal to the lesser of (1) $1,000 and (2) the conversion value, as defined below; and

•	if the conversion value is greater than $1,000, a number of shares of our common stock, which we refer to as the “remaining shares,” equal to the sum of the daily share amounts, as defined below, for each of the 40 consecutive trading days in the conversion reference period, as defined below, appropriately adjusted to reflect events occurring during the conversion reference period that would result in a conversion rate adjustment, subject to our right to deliver cash in lieu of all or a portion of such remaining shares as described below.

The “conversion value” means the average of the daily conversion values, as defined below, for each of the 40 consecutive trading days of the conversion reference period.

The “daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price (as defined below) of our common stock on each such trading day.

The “conversion reference period” means:

•	for notes that are converted during the period beginning on December 15, 2011 and ending on the third business day prior to the maturity date of the notes, the 40 consecutive trading days commencing on the 42nd trading day preceding the maturity date; and

•	in all other instances, the 40 consecutive trading days beginning on the third trading day following the conversion date.

The “conversion date” with respect to a note means the date on which the holder of the note has complied with all requirements under the indenture to convert such note.

The “daily share amount” means, for each trading day during the conversion reference period and each $1,000 principal amount of notes surrendered for conversion, a number of shares (but in no event less than zero) determined by the following formula:

(volume weighted average price per share for such trading day × applicable conversion rate) − $1,000 volume weighted average price per share for such trading day × 40

The “volume weighted average price” per share of our common stock on any trading day means such price as displayed on Bloomberg (or any successor service) page MYL.N <equity> VAP in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume weighted average price means the market value per share of our common stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange is open for trading, or, if our common stock is not listed on the New York Stock Exchange any day on which the principal national securities exchange on which our common stock is listed is open for trading, or, if the common stock is not listed on a national securities exchange, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

On any day prior to the first trading day of the applicable conversion reference period, we may specify a percentage of the daily share amount that will be settled in cash (referred to as the “cash percentage”). If we elect to specify a cash percentage, the amount of cash that we will deliver in respect of the daily share amount for each trading day in the applicable conversion reference period will equal the product of: (1) the cash percentage, (2) the daily share amount for such trading day and (3) the volume weighted average price of our common stock on such trading day. The number of shares deliverable in respect of the daily share amount for each trading day in the applicable conversion reference period will be a percentage of the daily share amount equal to 100% minus the cash percentage. If we do not specify a cash percentage by the start of the applicable conversion reference period, we must settle 100% of the daily share amount for each trading day in the applicable conversion reference period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares otherwise issuable upon conversion of such note.

A holder of a note otherwise entitled to a fractional share will receive cash equal to such fraction multiplied by the arithmetic average of the volume weighted average price of our common stock for each of the 40 consecutive trading days of the conversion reference period, rounding to the nearest whole cent.

The conversion value, daily share amount and the number of shares, if any, to be issued upon conversion of the notes will be determined by us at the end of the conversion reference period. Upon conversion of a note, we will pay the cash and deliver the shares of common stock, as applicable, as promptly as practicable after the last trading day of the applicable conversion reference period, but in no event later than three business days after the last trading day of such conversion reference period.

We may not have sufficient cash to pay, or may not be permitted to pay, the cash portion of the required consideration that we may need to pay if the notes are converted. If we do not have sufficient cash on hand at the time of conversion, we may have to raise funds through debt or equity financing. Our ability to raise such funds will depend on prevailing market conditions and other factors, some of which are beyond our control. Further, we may not be able to raise such funds within the period required to satisfy our obligation to make timely payment upon any conversion. In addition, the covenants governing our existing and future indebtedness may prohibit us from making these cash payments upon conversion of the notes or otherwise restrict our ability to make such payments. If the covenants governing our existing or future indebtedness do not permit us to pay the cash portion of the conversion consideration, we could seek consent from such lenders to make the payment or attempt to refinance such indebtedness. If we were unable to obtain a consent or refinance the debt, we would be prohibited from paying the cash portion of the conversion consideration, in which case an event of default would occur under the indenture governing the notes. For more details, see “Risk Factors — Risks Related to the Notes — We may not be able to pay the cash portion of the conversion price pursuant to any conversion of the notes.”

The ability to surrender notes for conversion will expire at the close of business on the third business day immediately preceding the maturity date.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion on any business day in any calendar quarter commencing at any time after June 30, 2007, and only during such calendar quarter, if, as of the last day of the preceding calendar quarter, the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of such preceding calendar quarter is more than 130% of the applicable conversion price per share of common stock on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.”

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date reported by the New York Stock Exchange, or, if our common stock is not listed on the New York Stock Exchange, as reported by the principal national securities exchange on which our common stock is listed, or otherwise as provided in the indenture.

The conversion trigger price immediately following issuance of the notes is $       , which is 130% of the initial conversion price per share of common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate as described under “— Conversion Rate Adjustments” below.

Conversion Based on Trading Price of Notes

Holders may also surrender notes for conversion on any business day during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that period was less than 98% of the product of the closing price of our common stock on such day and the then applicable conversion rate (referred to as the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three nationally recognized securities dealers we select, which may include the underwriters; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer selected by us or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

In connection with any conversion upon satisfaction of the trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing price of our common stock and the then applicable conversion rate. At such time, we will instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing price of our common stock and the then applicable conversion rate.

Conversion Upon Occurrence of Specified Corporate Transactions

Conversion Upon Certain Distributions

If we elect to:

•	distribute to all holders of our common stock any rights entitling them to purchase, for a period expiring within 45 days of such distribution, common stock, or securities convertible into common stock, at less than, or having a conversion price per share less than, the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock our assets, cash, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we will notify the holders of notes at least 35 days prior to the ex-dividend date for such distribution. Once we have given that notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place. A holder may not convert its notes under this conversion provision upon the above specified distributions if the holder will otherwise participate in such distribution on an as converted basis. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer.

Conversions Upon Specified Events

If we are party to any transaction or event (including, but not limited to, any consolidation, merger or binding share exchange, other than changes resulting from a subdivision or combination) pursuant to which all or substantially all shares of our common stock would be converted into cash, securities or other property and such transaction or event does not otherwise constitute a fundamental change, a holder may surrender notes for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until the earlier of 15 days after the actual effective date of such transaction or the date that we announce that such transaction will not take place. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in no event less than 15 days prior to the anticipated effective date of such transaction).

Notwithstanding the foregoing, notes will not become convertible by reason of a merger, consolidation or other transaction effected with one of our direct or indirect subsidiaries for the purpose of changing our state of incorporation or organization to any other state within the U.S. or the District of Columbia.

Conversion Upon a Fundamental Change

We will notify the holders of notes and the trustee at least 15 days prior to the anticipated effective date of any fundamental change, as defined below under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Holders may surrender notes for conversion at any time beginning 15 days before the anticipated effective date of a fundamental change and until the trading day prior to the fundamental change purchase date.

Upon the occurrence of a fundamental change, holders will be able to require us to purchase all or a portion of their notes as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” In addition, if the fundamental change results from a transaction described in clause (1), (2) or (4) of the definition of “change of control,” we will adjust the conversion rate for the notes tendered for conversion in connection with the fundamental change transaction, as described under “— Determination of Make Whole Premium.”

Conversion at Maturity

Holders may surrender notes for conversion at any time beginning on December 15, 2011 and ending at close of business on the third business day immediately preceding the maturity date.

Conversion Procedures

To convert a note, a holder must:

•	if the notes are in certificated form, complete and manually sign a conversion notice and surrender the note and the signed conversion notice to the conversion agent together with any appropriate endorsements and transfer documents required by the conversion agent;

•	if required, pay funds equal to interest payable on the next interest payment date to which a holder is not entitled; and

•	if required, pay all transfer or similar taxes.

Holders electing to convert a beneficial interest in a global note will be required to comply with the applicable procedures of DTC.

On conversion of a note, a holder will receive the payment described under “— Conversion Rights” above. On conversion of a note, a holder will not receive, except as described below, any cash payment representing any accrued and unpaid interest. Instead, accrued and unpaid interest will be deemed paid by the consideration paid upon conversion. Delivery to the holder of the cash consideration and any remaining shares (or any cash in lieu thereof) upon conversion of such holder’s notes as described above under “— Conversion Rights,” together with any cash payment of such holder’s fractional shares, will thus be deemed:

•	to satisfy our obligation to pay the principal amount of a note; and

•	to satisfy our obligation to pay accrued and unpaid interest.

As a result, accrued and unpaid interest is deemed paid in full rather than cancelled, extinguished or forfeited. Holders of notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business of such interest payment date will receive the semiannual interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and such notes upon surrender must be accompanied by funds equal to the amount of such payment; provided that no such payment need be made:

•	in connection with a conversion following the regular record date preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a regular record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by the above paragraph.

The conversion rate will not be adjusted for accrued and unpaid interest. For a discussion of certain U.S. federal income tax considerations with respect to a holder that receives cash consideration and any remaining shares (and any cash in lieu thereof), upon surrendering notes for conversion, see “Certain U.S. Federal Income Tax Considerations.”

Conversion Rate Adjustments

The conversion rate shall be adjusted from time to time as follows:

(i) If we issue common stock as a dividend or distribution on our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × OS1 / OS0

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate in effect taking such event into account

OS0 = the number of shares of our common stock outstanding immediately prior to such event

OS1 = the number of shares of our common stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or if we issue to all holders of our common stock securities convertible into our common stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of common stock or a conversion price per share of common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (OS0 + X) / (OS0 + Y)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

OS0 = the number of shares of our common stock outstanding immediately prior to such event

X =	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities

Y =	the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock at less than the applicable closing price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(iii) If we distribute capital stock, evidences of indebtedness or other assets or property of ours to all holders of our common stock, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash, and

(C) Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0 / (SP0 − FMV)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

SP0 =	the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution

FMV =	the fair market value (as determined in good faith by our board of directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date or the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective on the ex-dividend date for such distribution.

If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of our common stock entitled to receive such distribution will be adjusted based on the following formula

CR1 = CR0 × (FMV0 + MP0) / MP0

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

FMV0 =	the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off

MP0 =	the average of the closing prices of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the conversion rate made pursuant to this paragraph will occur on the 10th trading day from and including the effective date of the Spin-Off.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (SP0 − T) / (SP0 − C)

where

CR0 = the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 = the new conversion rate taking such event into account

SP0 =	the average of the closing prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution

T =	the dividend threshold amount, which shall initially be $0.06 per quarter, adjusted as to take into account events that cause adjustments to the conversion rate and as further adjusted to account for any change in the frequency of payment of our regular dividend; provided that the dividend threshold amount shall be deemed to be zero if the dividend is not a regularly scheduled dividend

C = the amount in cash per share that we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

If we fail to pay a cash dividend or distribution for a period in which a regularly scheduled dividend has in prior periods been paid in accordance with past practice, the conversion rate shall be adjusted using the formula in this paragraph (iv), with the ex-dividend date being deemed to be the third to last trading day in the third month of the calendar quarter in question, and “C” being deemed to be zero.

Whenever the conversion rate is adjusted, the dividend threshold amount shall be adjusted by multiplying such dividend threshold amount by a fraction, the numerator of which is the conversion rate prior to adjustment and the denominator of which is the conversion rate following such adjustment, except that no such adjustment will be made to the dividend threshold amount on account of any adjustment to the conversion rate pursuant to this clause (iv).

(v) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1)) / (SP1 × OS0)

where

CR0 =	the conversion rate in effect immediately prior to the adjustment relating to such event

CR1 =	the new conversion rate taking such event into account

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer

OS0 =	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires

OS1 =	the number of shares of our common stock outstanding immediately after such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)

SP1 =	the average of the closing prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective on the date immediately following the determination of the average of the closing prices of our common stock for purposes of SP1 above. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

Notwithstanding the foregoing, the conversion rate shall not exceed      shares per $1,000 principal amount of notes, subject to adjustment pursuant to paragraphs (i) through (v) above.

If we have in effect a rights plan while any notes remain outstanding, holders of notes will receive, upon a conversion of notes in respect of which we are required to deliver shares of common stock, in addition to such common stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of notes would not be entitled to receive any rights in respect of our common stock, if any, that we are required to deliver upon conversion of notes, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to the adjustments pursuant to paragraphs (i) through (v) above, we may increase the conversion rate in order to avoid or diminish any U.S. federal income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire our common stock) or from any event treated as such for U.S. federal income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.

We will not make any adjustment to the conversion rate if holders of the notes are permitted to participate, on an as-converted basis, in the transactions described above.

The applicable conversion rate will not be adjusted upon certain events, including but not limited to:

•	the issuance of any of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the notes were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect with respect to any conversion of notes.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to the beneficial owners. See “Certain U.S. Federal Income Tax Considerations.”

Business Combinations

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

•	any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, then from and after the effective date of such business combination, the settlement of the conversion value will be based on, and each remaining share, if any, deliverable in respect of any such settlement will consist of, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which holders of our common stock are entitled to receive in respect of each share of common stock upon such business combination. For purposes of the foregoing, where a business combination involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of notes to convert its notes prior to the effective date of the business combination.

Determination of Make Whole Premium

If a fundamental change occurs prior the maturity date as a result of a transaction described in clauses (1), (2) or (4) of the definition of change of control (as set forth under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change”) and a holder elects to convert its notes in connection with such transaction, we will pay a make whole premium by increasing the applicable conversion rate for the notes surrendered for conversion if and as required below. A conversion of notes will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the effective date of such transaction and prior to the close of business on the business day prior to the fundamental change purchase date of such transaction as described under “— Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change.” Any make whole premium will have the effect of increasing the amount of any cash, securities or other assets otherwise due to the holders of notes upon conversion.

Any increase in the applicable conversion rate will be determined by reference to the table below and is based on the date on which such fundamental change transaction becomes effective (the “effective date”) and the price (the “stock price”) paid, or deemed paid, per share of our common stock in such transaction, subject to adjustment as described below. If the holders of our common stock receive only cash in the fundamental change transaction, the stock price shall be the cash amount paid per share of common stock. Otherwise, the stock price shall be the average of the closing prices of our common stock for each of the ten consecutive trading days prior to but excluding the effective date.

The following table sets forth the amount, if any, by which the applicable conversion rate will increase for each stock price and effective date set forth below:

Make Whole Premium (Increase in Applicable Conversion Rate)

Stock Price on
Effective Date	03/ /07*	03/15/08	03/15/09	03/15/10	03/15/11	03/15/12

$

*	The original issue date of the notes.

The actual stock price and effective date may not be set forth in the table above, in which case:

•	If the actual stock price on the effective date is between two stock price amounts in the table or the actual effective date is between two effective dates in the table, the amount of the conversion rate adjustment will be determined by straight-line interpolation between the adjustment amounts set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	If the actual stock price on the effective date exceeds $ per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made; and

•	If the actual stock price on the effective date is less than $ per share of our common stock (subject to adjustment as described below), no adjustment to the conversion rate will be made.

The stock prices set forth in the first column of the table above will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “— Conversion Rights — Conversion Rate Adjustments” above. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The conversion rate adjustment amounts set forth in the table above will be adjusted in the same manner as the conversion rate as set forth above under “— Conversion Rights — Conversion Rate Adjustments.”

Notwithstanding the foregoing, the conversion rate shall not exceed     shares per $1,000 principal amount of notes, subject to adjustment on account of adjustments to the conversion rate in the manner set forth under “— Conversion Rights — Conversion Rate Adjustments” above.

Purchase of Notes by Us for Cash at the Option of Holders Upon a Fundamental Change

In the event of a fundamental change, as defined below, each holder of notes will have the right to require us to purchase for cash all of such holder’s notes, or any portion thereof in integral multiples of $1,000, on the date, which we refer to as the “fundamental change purchase date,” that is not less than 30 days and not more than 45 days after the effective date of the fundamental change, at a purchase price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date. If such fundamental change purchase date is after a record date and on or prior to the related interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant regular record date.

No less than 10 business days prior to the anticipated effective date of a fundamental change, we are required to give notice to all holders of record of notes, as provided in the indenture, of the occurrence of the fundamental change and of the resulting purchase right (an “issuer fundamental change notice”). Such issuer fundamental change notice will state, among other things, the fundamental change purchase date. We must also deliver a copy of the issuer fundamental change notice to the trustee and the paying agent.

In order to exercise the purchase right upon a fundamental change, a holder must deliver by the close of business on the business day prior to the fundamental change purchase date a “fundamental change purchase notice” stating, among other things:

•	if the notes are in certificated form, the certificate numbers of the holder’s notes to be delivered for purchase;

•	the portion of the principal amount of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, a fundamental change purchase notice must comply with appropriate DTC procedures.

A holder may withdraw any fundamental change purchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of notes delivers a fundamental change purchase notice, it may not thereafter surrender those notes for conversion unless the fundamental change purchase notice is withdrawn. The notice of withdrawal shall state:

•	the principal amount being withdrawn, which must be $1,000 or an integral multiple of $1,000;

•	if the notes are in certificated form, the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any, of the notes that remains subject to the fundamental change purchase notice.

If the notes are not in certificated form, a withdrawal notice must comply with appropriate DTC procedures.

In connection with any purchase offer pursuant to a fundamental change purchase notice, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.

Payment of the fundamental change purchase price for a note for which a fundamental change purchase notice has been delivered by a holder and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsement, to the paying agent at any time after delivery of the fundamental change purchase notice. Payment of the fundamental change purchase price for the note will be made promptly following the later of the fundamental change purchase date or the time of delivery of the note, together with necessary endorsements.

If the paying agent holds funds sufficient to pay the fundamental change purchase price of the note on the fundamental change purchase date in accordance with the terms of the indenture, then, immediately after the fundamental change purchase date, whether or not the note is delivered to the paying agent:

•	such note will cease to be outstanding;

•	interest on such note will cease to accrue; and

•	all rights of the holder of such note will terminate except the right to receive the fundamental change purchase price upon delivery of the note.

A “fundamental change” will be deemed to occur upon a change of control or a termination of trading, each as defined below.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred (whether or not approved by our board of directors):

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of voting stock representing 50% or more of the total voting power of all outstanding voting stock of the company, other than an acquisition by the company, any of the company’s subsidiaries or any of the company’s employee benefit plans; provided that this clause (1) shall not apply to a merger of the company with or into a wholly-owned subsidiary of a company that has a class of common stock or American Depositary Receipts in respect of common stock traded on a U.S. national securities exchange if immediately following the transaction or series of transactions the holders of our common stock immediately before such transaction are entitled to exercise, directly or indirectly, 50% or more of the voting power of all shares of capital stock entitled to vote generally in the election of directors of such parent company; or

(2) the company consolidates with, or merges with or into, another person or the company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) immediately prior to such transaction, directly or indirectly, voting stock representing a majority of the total voting power of all outstanding voting stock of the company, “beneficially own or owns” (as so determined), directly or indirectly, voting stock representing a majority of the total voting power of the outstanding voting stock of the surviving or transferee person; or

(3) during any consecutive two-year period, the continuing directors cease for any reason to constitute a majority of the board of directors of the company; or

(4) the adoption of a plan of liquidation or dissolution of the company.

For purposes of this definition, “continuing directors” means, as of any date of determination, any member of the board of directors of the company who was (a) a member of such board of directors on the date of the indenture or (b) nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

Notwithstanding the foregoing, it will not constitute a change of control if 90% of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions constituting the change of control consists of common stock or American Depositary Receipts and any associated rights listed on a U.S. national securities exchange or quoted on a national automated dealer quotation system, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the notes become convertible solely into such common stock or American Depositary Receipts.

A “termination of trading” will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is not listed on a U.S. national securities exchange or approved for quotation and trading on a national automated dealer quotation system or established automated over the counter trading market in the U.S. or ceases to be so traded or quoted in contemplation of a delisting or withdrawal of approval.

Clause (2) of the definition of change of control includes a phrase relating to the conveyance, transfer, lease, or other disposition of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a conveyance, transfer, lease, or other disposition of less than all of our assets may be uncertain.

In some circumstances, the fundamental change repurchase feature of the notes may make it more difficult or discourage a takeover of us and thus the removal of incumbent management. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is the result of negotiations between us and the underwriters.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note purchased by us will be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may materially adversely affect holders. Our ability to repurchase notes upon the occurrence of a fundamental change is subject to important limitations. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change purchase price for all the notes that might be delivered by holders of notes seeking to exercise the fundamental change purchase right. Furthermore, payment of the fundamental change purchase price may violate or may be limited by the terms of our existing or future indebtedness. Any failure by us to repurchase the notes when required would result in an event of default under the indenture. Any such default may, in turn, cause a default under other indebtedness. See “Risk Factors — Risks Related to the Notes — We may not have the ability to purchase notes when required under the terms of the notes.”

Events of Default and Acceleration

The following will be events of default under the indenture:

•	default in the payment of any principal amount or fundamental change purchase price due and payable on the notes, whether at the maturity date, upon purchase, acceleration or otherwise;

•	default in the payment of any interest under the notes, which default continues for 30 days;

•	default in the delivery when due of all cash and any shares of common stock deliverable upon conversion with respect to the notes, which default continues for 15 days;

•	failure to provide an issuer fundamental change notice within the time required to provide such notice;

•	failure to comply with any of our other agreements in the notes or the indenture upon our receipt of written notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding, and the failure to cure (or obtain a waiver of) such default within 60 days after receipt of such notice;

•	one or more defaults shall have occurred under any of the agreements, indentures or instruments under which Mylan Labs or any Restricted Subsidiary (as such term is defined in the indenture governing the 5.750% senior notes and the 6.375% senior notes) then has outstanding indebtedness in excess of $40 million, individually or in the aggregate, and either (a) such default results from the failure to pay such indebtedness at its stated final maturity and such default has not been cured or the indebtedness repaid in full within ten days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such indebtedness and such acceleration has not been rescinded or such indebtedness repaid in full within ten days of the acceleration;

•	one or more judgments or orders that exceed $40 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against Mylan Labs or any Restricted Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or judgments become final and nonappealable;

•	any guarantee by a significant subsidiary (as such term is defined in Regulation S-X promulgated under the Securities Act of 1933) shall for any reason cease to be, or shall for any reason be asserted in writing by any guarantor or Mylan Labs not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such guarantee; and

•	certain events of bankruptcy, insolvency or reorganization relating to Mylan Labs or any of its Restricted Subsidiaries that are significant subsidiaries.

If an event of default (other than an event of default specified in the last bullet point above) shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal of the notes and any accrued and unpaid interest through the date of such declaration immediately due and payable. Upon any such declaration, such principal and interest shall become due and payable immediately. In the case of certain events of bankruptcy or insolvency relating to us or any Restricted Subsidiary that is a significant subsidiary, the principal amount of the notes together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable. Any declaration of acceleration with respect to the notes may be rescinded or annulled by the holders of a majority in aggregate principal amount of the outstanding notes if all defaults and events of default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the indenture, and certain other conditions specified in the indenture are satisfied.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 365 days after the occurrence of such an event of default consist exclusively of the right to receive special interest on the notes at an annual rate equal to 0.50% of the principal amount of the notes. This special interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the special interest began to accrue on any notes. The special interest will accrue on all outstanding notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 365th day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 365th day), such special interest will cease to accrue and, if the event of default relating to reporting obligations has not been cured or waived prior to such 365th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders in the event of the occurrence of any other event of default. In the event we do not elect to pay special interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

If we elect to pay special interest in connection with an event of default relating to the failure to comply with reporting obligations in the indenture, which are described below under “— Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we will notify all holders of notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default first occurs.

Consolidation, Mergers or Sales of Assets

Under the indenture, we will not be permitted to consolidate with or merge with or into (whether or not the company is the surviving person) any other entity and we will not be permitted to sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to any entity in a single transaction or series of related transactions, unless:

(1) either (A) we are the surviving entity or (B) the surviving entity (if other than us) is a corporation or limited liability company organized and validly existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes by a supplemental indenture, the due and punctual payment of the principal of, and interest on, all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of the company;

(2) after giving effect to the transaction no event of default, and no event that, after notice or passage of time, would become an event of default, has occurred and is continuing; and

(3) certain other conditions in the indenture are met.

There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a conveyance, transfer, lease or other disposition of less than all of our assets.

Upon the assumption of our obligations by such corporation in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring could constitute a fundamental change of the company, permitting each holder to require us to purchase the notes of such holder or to convert their notes each as described above. An assumption of our obligations under the notes and the indenture by such corporation might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Modification and Waiver

We, the guarantors and the trustee may amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holder of each outstanding note affected is required to:

•	alter the manner of calculation or rate of accrual of interest on the note, reduce the rate of interest on the note, or extend the time of payment of any installment of interest;

•	change the stated maturity of the note;

•	make the note payable in money or securities other than that stated in the note;

•	reduce the principal amount or fundamental change purchase price with respect to the note;

•	make any change that adversely affects the rights of a holder to convert the note in any material respect;

•	make any change that adversely affects the right to require us to purchase the note in any material respect;

•	change the provisions in the indenture that relate to modifying or amending the indenture or waiving any past defaults or events of default;

•	release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture; or

•	impair the right to institute suit for the enforcement of any payment with respect to the note or with respect to conversion of the note.

Without providing notice to or obtaining the consent of any holder of notes, we, the trustee and the guarantors may amend the indenture:

•	to evidence a successor to us or any guarantor and the assumption by that successor of our or the guarantor’s obligations under the indenture, the notes and the guarantees;

•	to add to our or a guarantor’s covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us or any guarantor;

•	to secure our or a guarantor’s obligations in respect of the notes;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to comply with the requirements of the SEC in order to effect or maintain qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to provide for conversion rights of holders if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs or otherwise comply with the provisions of the indenture in the event of a merger, consolidation or transfer of assets;

•	to add guarantees with respect to the notes or to release a guarantor in accordance with the terms of the indenture;

•	to increase the conversion rate in accordance with the terms of the notes;

•	to cure any ambiguity, omission, mistake, defect or inconsistency in the indenture; or

•	to make any change that does not adversely affect the rights of the holders of the notes in any material respect; provided that any such action to conform the terms of the indenture to the description of notes contained in this prospectus supplement shall not be deemed to be adverse to the holders of notes.

The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

•	waive compliance by us or a guarantor with certain restrictive provisions of the indenture, as detailed in the indenture; or

•	waive any past default or event of default under the indenture and its consequences, except a default or event of default in the payment of any amount due, or in the obligation to deliver amounts due upon conversion, with respect to any note, or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or a fundamental change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all amounts due under the then outstanding notes and paying all other sums payable under the indenture.

Reports

We will be required to file with the trustee, within 15 days after filing the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all such reports with the trustee as may be required by the provisions of Section 314(a) of the Trust Indenture Act.

Calculations in Respect of Notes

We are responsible for making all calculations called for under the notes. We will make all these calculations in good faith and, absent manifest error, our calculations are final and binding on holders of notes. We will provide a schedule of our calculations to the trustee upon the trustee’s request and the trustee is entitled to conclusively rely upon the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

The Bank of New York will be the trustee, registrar, paying agent and conversion agent under the indenture for the notes.

Global Notes; Book-Entry Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with The Bank of New York as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut off times, for submitting requests for conversion. So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC and the applicable procedures of its participants and indirect participants.

Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners through such participants to take such action or would otherwise take such action upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent, conversion agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we nor the trustee or any paying agent, conversion agent or registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant has or participants have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or if we so elect or if there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee or any paying agent, conversion agent or registrar will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations of the ownership, sale, conversion, or other disposition of the notes by a holder of the notes that purchases the notes on original issuance at the price indicated on the cover of this prospectus supplement and of the ownership and disposition of any common stock received upon a conversion of the notes. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, and tax-exempt organizations) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, partnerships, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations or U.S. federal non-income tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the ownership, sale, conversion or other disposition of the notes and the ownership and disposition of the common stock received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note or common stock received upon the conversion of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the U.S., (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created in or organized under the law of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person. A beneficial owner of a note or common stock received upon the conversion of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes or common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of acquiring, holding and disposing of notes or common stock received upon a conversion of a note.

U.S. Holders

Interest Income

Payments of interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income (in accordance with the U.S. Holder’s regular method of tax accounting) at the time such payments are accrued or received.

Sale or Other Taxable Disposition of the Notes

Upon a sale or other taxable disposition of notes (collectively, a “disposition”), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other taxable disposition, other than amounts attributable to accrued but unpaid interest on the notes not previously included in income (which will be taxable as ordinary interest income), and the U.S. Holder’s adjusted tax basis in such notes. A U.S. Holder’s tax basis in a note generally will be equal to the cost of the note to such U.S. Holder. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the notes is more than one year at the time of disposition. For non-corporate U.S. Holders, long-term capital gains generally will be subject to reduced rates of taxation. The utilization of capital losses is subject to certain limitations.

Conversion of the Notes into Common Stock and/or Cash

If a U.S. Holder receives cash and common stock upon a conversion of the notes, the conversion should be treated as a recapitalization and, unless otherwise indicated, the following discussion assumes such treatment is respected. A U.S. Holder will not recognize any loss upon the conversion but will recognize gain on the conversion in an amount equal to the lesser of (i) the excess, if any, of the amount of cash and the fair market value of the common stock received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over the U.S. Holder’s adjusted tax basis in the notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share) and (ii) the amount of cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest). Accordingly, a U.S. Holder’s tax basis in the common stock received in such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be the same as the U.S. Holder’s adjusted tax basis in the notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than with respect to a fractional share), and the U.S. Holder’s holding period for such common stock will include the U.S. Holder’s holding period for the notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference, if any, between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the note has been held by the U.S. Holder for more than one year. The deductibility of capital loss is subject to limitations.

If the conversion is not treated as a recapitalization, the U.S. Holder may recognize an amount of gain that is different than the amount described above. U.S. Holders should consult their tax advisors regarding the proper treatment of a conversion. If a U.S. Holder receives only cash in respect of any notes surrendered for conversion, such U.S. Holder generally will be treated as having disposed of such notes and will recognize gain or loss on such disposition as described above under “U.S. Holders — Sale or Other Disposition of the Notes.”

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Dividends on Common Stock

If we make distributions with respect to our common stock received upon conversion of a note, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under U.S. federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate U.S. Holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock, subject to applicable restrictions.

Sale or Other Taxable Disposition of Common Stock

Upon the sale or other taxable disposition of our common stock received upon conversion of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. For non-corporate U.S. Holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Non-U.S. Holders

Notes

All payments of stated interest and principal on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a U.S. person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S., and (vi) we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (i) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the U.S..

If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders — Constructive Dividends” above), the Non-U.S. Holder generally would be subject to U.S. withholding tax at a 30% rate on the amount of such dividend, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a U.S. trade or business. In the case of any constructive dividend, it is possible that U.S. federal withholding tax attributable to the constructive dividend would be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the Non-U.S. Holder.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a U.S. trade or business.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (i) the gain is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a U.S. Trade or Business

If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the U.S., and if interest on the notes, deemed distributions on the notes or our common stock, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the notes or shares of common stock generally will be subject to information reporting and U.S. federal backup withholding tax at the rate then in effect if the recipient of such payment fails to comply with applicable U.S. information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s U.S. federal income tax, provided that the required information is furnished timely to the Internal Revenue Service.

UNDERWRITING

We intend to offer the notes through the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are acting as representatives. Subject to the terms and conditions set forth in a purchase agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the principal amount of the notes set forth opposite its name below.

Principal Amount
Underwriters	of Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
ABN AMRO Rothschild LLC
Greenwich Capital Markets, Inc.
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
NatCity Investments, Inc.
PNC Capital Markets LLC
SunTrust Capital Markets, Inc.

Total	$

The underwriters have agreed to purchase all of the notes sold under the purchase agreement if any of these notes are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the notes initially at a price of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes, plus accrued interest from the original issue date of the notes, if any. After the initial public offering, the public offering price, concession and discounts may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of an option to purchase up to an additional $60,000,000 principal amount of the notes in the offering. See “— Overallotment Option.”

	Per Note		Without Option	With Option

Public offering price		%	$	$
Underwriting discount		%	$	$
Proceeds, before expenses, to us		%	$	$

The expenses of this offering, not including the underwriting discount, are estimated at approximately $1 million and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to an additional $60,000,000 principal amount of the notes at a price of     % of the principal amount of the notes, less the underwriting discount, plus accrued interest from the original issue date of the notes. The underwriters may exercise this option for 13 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional notes proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our directors and certain of our officers, and certain shareholders have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus supplement (subject to certain extensions) without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly offer, sell, contract to sell, pledge or otherwise dispose of any common stock, request or demand that we file a registration statement related to the common stock, or enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, except that it does not apply to any transactions involving any repurchase or conversion of the notes. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to file an application to list the notes on the New York Stock Exchange under the symbol “     ”. In addition, the underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice.

Prior to the offering, there has been no active market for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

Our shares of common stock are listed on the New York Stock Exchange under the trading symbol “MYL”.

Price Stabilization and Short Positions

Until the distribution of the notes is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the notes and our common stock. However, the underwriters may engage in transactions that stabilize the price of the notes and our shares of common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell the notes or shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales, and stabilizing transactions effected by the representatives. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes in the offering. The underwriters may close out any covered short position by either exercising their option or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the notes or shares of common stock made by the representatives in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or our common stock or preventing or retarding a decline in the market price of the notes or our common stock. As a result, the price of the notes or our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or the shares of common stock. In addition, neither we nor any of the underwriters make any representation that they will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

In connection with the offering, the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of notes for sale to its online brokerage customers. An electronic prospectus supplement and accompanying prospectus is available on the Internet web site maintained by Merrill Lynch. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on Merrill Lynch’s web site is not part of this prospectus supplement or the accompanying prospectus.

Compliance with Non-U.S. Laws and Regulations

Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of our notes or has in its possession or distributes the prospectus.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of notes to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by an means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter acknowledges and agrees that:

(i) (a) it is a person whose ordinary activities involve it acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000, or the FSMA, by the issuer;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21 (1) of the FSMA does not apply to the issuer; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling with Article 19(5) of the Financial Services and Markets Act of 2000 (Financial Promotion) Order 2005, which we refer to as the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Italy

The offering of the notes has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societá e las Borsa, or CONSOB) pursuant to Italian securities legislation and, accordingly, has represented and agreed that the notes may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the notes be distributed in Italy; except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, which we refer to as Regulation No. 11522, or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, which we refer to as the Financial Service Act, and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the notes or distribution of copies of the prospectus or any other document relating to the notes in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended, which we refer to as the Italian Banking Law, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the Financial Service Act and Article 33, first paragraph of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive. The provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospective Directive.

Japan

The underwriters will not offer or sell any of the notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, the notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32 of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of is-sue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or else-where any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This offering circular or any other offering material relating to the notes has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly the notes may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this offering circular or any other offering material relating to the notes be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In addition, affiliates of one or more of the underwriters in this offering are lenders under our credit facility and the credit facilities of Matrix.

In addition, in connection with the issuance of the notes, we expect to enter into convertible note hedge and warrant transactions with Merrill Lynch International, an affiliate of Merrill Lynch, and JPMorgan Chase Bank, National Association, London Branch, an affiliate of JPMorgan, each of which we refer to as a counterparty. Each convertible note hedge is comprised of a purchased call option that is expected to reduce our exposure to potential dilution upon the conversion of the notes. We also expect to enter into respective warrant transactions with the counterparties pursuant to which we will sell to each counterparty a warrant for the purchase of shares of our common stock. We anticipate that each sold warrant will have an exercise price that is     % higher than the closing price of our common stock on the date of this prospectus supplement. Together, the convertible note hedge and warrant transactions are expected to provide us with some protection against increases in our stock price over the conversion price per share. We will use an aggregate of approximately $      million of the net proceeds of the offering of the notes to fund the net cost of these hedging transactions. If the underwriters’ overallotment option is exercised in whole or in part, we intend to enter into additional convertible note hedge and warrant transactions with the counterparties. In connection with these transactions, the counterparties to these transactions:

•	are expected to enter into various derivative transactions with respect to our common stock at or about the time of the pricing of the notes; and

•	may enter into, or may unwind, various derivatives or purchase or sell our common stock in secondary market transactions following the pricing of the notes, including during any conversion reference period with respect to a conversion of notes.

These activities may have the effect of increasing, or preventing a decline in, the market price of our common stock concurrently with or following the pricing of the notes. In addition, any hedging transactions by the counterparties following the pricing of the notes, including during any conversion reference period, may have an adverse impact on the trading price of our common stock. Each counterparty is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other of our securities, or other instruments, including derivative instruments, that it may wish to use in connection with such hedging. In particular, such hedging modifications may occur during a conversion reference period, which may have a negative effect on the conversion value of those notes and our common stock. In addition, we intend to exercise our purchased call options whenever notes are converted, although we are not required to do so. In order to unwind any hedge positions with respect to our exercise of the purchased call options, the counterparties would expect to sell shares of common stock in secondary market transactions or unwind various derivative transactions with respect to our common stock during the conversion reference period for the converted notes. See “Purchase of Convertible Note Hedge and Sale of Warrant.”

Each of the underwriters is a member of the National Association of Securities Dealers, Inc., or NASD. We expect that more than 10% of the net proceeds of this offering will be paid to members of the NASD or affiliates of members of the NASD by reason of our payment of the net costs of the convertible note hedge and warrant transactions. As a result, this offering is being conducted in accordance with NASD Conduct Rule 2710(h).

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Kristin A. Kolesar, Senior Corporate and Compliance Counsel of Mylan Laboratories Inc., and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Ms. Kolesar is a participant in various employee benefit plans offered by us to our employees generally. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York, and Cahill Gordon & Reindel LLP, New York, New York.

MYLAN LABORATORIES INC.

Debt Securities
Preferred Stock
Common Stock

Mylan Laboratories Inc., from time to time, may offer to sell, issue and sell senior or subordinated debt securities, preferred stock and common stock. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. The debt securities may be guaranteed by one or more of our subsidiaries. Our common stock is listed on the New York Stock Exchange and trades under the symbol “MYL”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 20, 2007

In this prospectus, except as otherwise indicated, “Mylan,” “we,” “our,” and “us” refer to Mylan Laboratories Inc. and its consolidated subsidiaries (including Matrix Laboratories Limited, effective January 8, 2007). References herein to a fiscal year mean the fiscal year ended March 31.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings, and selling shareholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer as well as the shares of common stock that selling shareholders may offer. Each time we sell securities or selling shareholders sell shares of common stock, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of the offering of all securities covered by the respective prospectus supplement:

•	our Annual Report on Form 10-K for the year ended March 31, 2006, filed on May 16, 2006;

ii

•	our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006, filed on July 28, 2006, November 3, 2006 and February 8, 2007, respectively;

•	our Current Reports on Form 8-K filed on April 7, 2006, July 26, 2006 with respect to items 1.01, 1.02, 2.03 and 9.01, September 1, 2006, December 21, 2006, January 10, 2007, as amended on February 20, 2007, February 1, 2007, with respect to Item 5.02, and February 20, 2007;

•	our Definitive Proxy Statement on Schedule 14A filed on June 27, 2006; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 3, 1986, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attention: Investor Relations
Telephone: (724) 514-1800

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

iii

MYLAN LABORATORIES INC.

We are a leading pharmaceutical company and have developed, manufactured, marketed, licensed and distributed generic, brand and branded generic pharmaceutical products for more than 45 years. We are one of the largest manufacturers of generic pharmaceuticals in the U.S. with more than 240 million prescriptions dispensed during the twelve months ended September 30, 2006, the third most of any company, and representing approximately 7% of all prescriptions dispensed in the U.S. Our product portfolio is one of the largest among all U.S. generic pharmaceutical companies, consisting of approximately 160 products. In fiscal year 2006, our last completed fiscal year, we had total revenues of $1.26 billion and net income of $185 million. Through the first nine months of fiscal year 2007, we had total revenues of $1.12 billion and net income of $289 million. Over the past 20 years, our net revenues had a compound annual growth rate of approximately 15%.

We derive, through our subsidiary, Mylan Pharmaceuticals Inc., or MPI, the majority of our generic product revenues primarily from the sale of solid oral dosage pharmaceuticals in nearly 50 therapeutic categories. Our wholly-owned subsidiary, UDL Laboratories, Inc., or UDL, packages and markets pharmaceuticals, in unit dose formats, for use primarily in hospitals, nursing homes and other institutions. UDL is the largest unit dose packager in the U.S., having shipped approximately 700 million doses in fiscal year 2006. Our generic business is further augmented by our wholly-owned subsidiary, Mylan Technologies Inc., or MTI, which is focused on the research, development, manufacture and sale of transdermal patch technologies and products. MTI has developed and manufactured more generic transdermal products than any other company in the U.S.

Mylan is a fully integrated pharmaceutical company with capabilities in research, development, regulatory and legal matters, manufacturing, and distribution. In fiscal year 2006, MPI and MTI manufactured more than 95% of all doses we sold. We invest in generic research and development and use our intellectual property expertise to continue to grow our product pipeline. In order to differentiate our products in the marketplace and improve profitability, our product development process targets difficult to develop or manufacture products that benefit from our skills in the development and manufacturing of controlled-release and transdermal pharmaceuticals.

We achieved our position of leadership in the generic industry through our demonstrated ability to obtain Abbreviated New Drug Application, or ANDA, approvals, our quality control driven largely by our manufacturing excellence, and our ability to consistently deliver large scale commercial volumes to our customers, who are some of the largest pharmaceutical distributors and retail pharmacy chains in the U.S.

On January 8, 2007, we acquired approximately 51.5% of the outstanding shares of Matrix Laboratories Limited, or Matrix, a public limited company listed on the Bombay Stock Exchange and National Stock Exchange of India. This followed our acquisition of 20% of Matrix’s outstanding shares through a public offer in India completed on December 21, 2006. We now own approximately 71.5% of the voting share capital of Matrix, and, as of January 8, 2007, Matrix is a consolidated subsidiary of Mylan.

Matrix is engaged in the manufacture of active pharmaceutical ingredients, or APIs, and solid oral dosage products. Matrix is the world’s second largest API manufacturer with respect to the number of drug master files, or DMFs, filed with regulatory agencies, with more than 165 APIs in the market or under development. Matrix is one of the fastest growing API manufacturers in India, with a focus on regulated markets such as the United States and the European Union. Matrix has a wide range of products in multiple therapeutic categories and focuses on developing APIs with non-infringing processes to partner with generic manufacturers in regulated markets at market formation. In Europe, Matrix operates through Docpharma, its wholly-owned subsidiary and a leading distributor and marketer of branded generic pharmaceutical products in Belgium, the Netherlands and Luxembourg. Matrix also has investments in companies in China, South Africa and India.

We were incorporated in Pennsylvania in 1970. Our common stock is listed on the New York Stock Exchange under the symbol “MYL”. Our principal offices are located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 514-1800. Our Internet address is www.mylan.com. Information on our website does not constitute part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholder named in such prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

Nine Months Ended	Fiscal Year Ended March 31,
December 31, 2006	2006	2005	2004	2003	2002

13.21	8.56	—	—	—	—

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses or earnings from equity investments plus fixed charges and dividends received from equity investments. Fixed charges consist of interest charges (whether expensed or capitalized), amortization of debt expense and that portion of rental expense we believe to be representative of interest. Note that prior to our fiscal year ended March 31, 2006, interest charges and that portion of rental expense representative of interest were immaterial.

As of the date of this prospectus, we have not issued any shares of preferred stock.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary description of all the material terms of our capital stock. For more information, please see our amended and restated articles of incorporation, or the articles, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Authorized Shares

We have an authorized capital stock of 605,000,000 shares of consisting of: (1) 600,000,000 shares of common stock, par value $0.50 per share, and (2) 5,000,000 shares of preferred stock, par value $0.50 per share. The authorized shares of preferred stock are issuable from time to time in one or more series on the terms set by the resolution or resolutions of our board of directors providing for the issuance thereof. Each series of preferred stock would have such number, dividend rate (which might or might not be cumulative), voting rights, liquidation preferences, redemption and sinking fund provisions, conversion or exchange rights or other rights and preferences, if any, as our board of directors may determine, subject to the Pennsylvania Business Corporation Law of 1988, as amended, or BCL.

Voting Rights

General.  All voting power of our shares belongs exclusively to the holders of our common stock, except for such voting rights as may be granted to the holders of any preferred stock to be issued by us under our articles or in the resolutions of our board of directors establishing any such series, or as otherwise required by law. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected and that the holders of a majority of the shares voting for the election of directors can elect the entire board of directors.

Transactions with an Interested Person.  The articles require that certain transactions between us and an “interested person” be approved by the affirmative votes of the holders of 75% of our outstanding common stock. An “interested person” is defined by the articles to mean any person who beneficially owns 10% or more of our outstanding common stock.

The transactions subject to this special vote requirement include (1) any merger or consolidation to which we and an interested person are parties, (2) any sale, lease, exchange or other disposition of all of substantially all of our consolidated assets to an interested person, (3) the adoption of any plan or proposal for our liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of our common stock, or (4) any transaction of a character described in (1), (2) or (3) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (a) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by or is under common control with such person and (b) an “associate” of a person is (i) any corporation or organization of which such person is an officer, partner or the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or estate in which such person has a 10% or greater beneficial interest or for which such person serves as trustee or in a similar capacity; or (iii) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person.

This special shareholder vote requirement does not apply to any transaction which is (1) approved by the vote of not less than a majority of our board of directors prior to the time the interested person involved in the transaction became an interested person or (2) approved prior to consummation by the vote of not less than a majority of our board of directors disregarding the vote of any director who is the interested person involved in the transaction, an affiliate, associate or agent of such interested person or an associate or agent of any such affiliate.

Shareholder Action — Meetings and Special Meetings.  Our Second Amended and Restated Bylaws, or the bylaws, provide that an annual meeting of shareholders will be held on the last Friday of July or such other date and time fixed by the board of directors. Special meetings of shareholders may be called at any time by the chairman of our board of directors or by two-thirds of the board of directors. Business transacted at such annual and special meetings must meet certain requirements specified by our bylaws, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.2.

Amendment of Articles and Bylaws.  Any amendment to the articles provisions described under “Transactions with an Interested Person” above would require approval by the affirmative votes of the holders of 75% of the outstanding shares of common stock. By statute, any amendment to any other provision of the articles or any amendment of the bylaws by the shareholders would require approval by a majority of the votes cast on the proposed amendment at a meeting of shareholders at which a quorum of a majority of the voting power of the voting stock was present. Except as to matters for which a shareholder vote is required by statute, our board of directors may also amend the bylaws without shareholder approval by a majority vote of the directors present and voting at a meeting at which a quorum is present.

Board of Directors

The number of directors which constitute the full board of directors may be not be less than three, provided that if all the shares of the Company shall be owned beneficially and of record by either one or two shareholders, the number of directors may be less than three but not less than the number of shareholders, with the exact number to be fixed by our board of directors or the shareholders. Except as otherwise required by law, vacancies on our board of directors caused by the death, resignation or removal of a director may be filled by appointment thereto by the chairman of our board of directors, or in his absence, by the vice chairman of the board of directors, and such director so appointed shall serve for the unexpired term of the director causing such vacancy.

Nomination of Director Candidates.  Our bylaws require that any shareholder intending to nominate a candidate for election as a director must give written notice of the nomination, containing certain specified information, to our secretary not later than 120 days prior to the anniversary date of the immediately preceding annual shareholder meeting (provided that such meeting is called for a date within 25 days of such anniversary date) or, in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on the earlier of the first date notice or other public disclosure of such meeting.

Shareholder Rights Plan

We have established a shareholder rights plan under which each share of common stock presently outstanding or which is issued hereafter prior to the “distribution date,” defined below, is granted one preferred share purchase right, or a right. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.50 per share, or Series A Preferred Stock, or, in certain circumstances, shares of common stock, other securities, and/or cash or other property, at a purchase price of $90 per share of Series A Preferred Stock (or, when applicable, common stock, securities, cash, and/or other property), subject to adjustment. The complete terms and conditions of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent, as amended through December 19, 2005, or the Rights Agreement, which is referenced as Exhibits 4.2(a)-(f) hereto.

Until a distribution date occurs, the rights will be evidenced by the certificate for the shares of our common stock to which they are attached, and the transfer of any certificate for common stock will also constitute the transfer of the rights attached to such shares. The rights will detach from the outstanding shares of our common stock and separate right certificates will be issued when there is a distribution date, and thereafter the right certificates alone will represent the rights. The rights are not exercisable until the distribution date and will expire at the close of business on August 13, 2014 (the “final expiration date”), unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case.

A “distribution date” will occur on (i) the tenth day following a public announcement that a person has become an acquiring person (the date of such public announcement being the “shares acquisition date”), or (ii) if earlier, the tenth business day (or such later date as may be determined by our board of directors prior to such time as any person becomes an acquiring person) following the commencement or announcement of a tender or exchange offer that would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding shares of common stock.

An “acquiring person” is a person or group of affiliated or associated persons that beneficially owns 15% or more of the outstanding shares of common stock but does not include (1) us, our subsidiaries, any of our or our subsidiaries’ employee benefit plans, or any entity holding shares of common stock pursuant to the terms of any such plan; (2) any person or group that becomes the beneficial owner of 15% or more of the outstanding shares of common stock solely as a result of the acquisition of common stock by us, unless such person or group thereafter acquires additional shares of common stock; or (3) subject to certain conditions set forth in the Rights Agreement, a person that otherwise would have become an acquiring person as a result of an inadvertent acquisition of 15% or more of the outstanding shares of common stock.

The purchase price payable upon exercise of the rights and the number of shares of Series A Preferred Stock (and the amount of other securities and/or property, if any) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event that (i) there is a stock dividend on, or a subdivision, combination, or reclassification of the Series A Preferred Stock, or (ii) the holders of Series A Preferred Stock are granted certain options, warrants, or rights to subscribe for or purchase shares of Series A Preferred Stock (or equivalent preferred stock) or securities convertible into Series A Preferred Stock (or securities convertible into equivalent preferred stock) at a price less than the current market price of Series A Preferred Stock, or (iii) any evidences of indebtedness or assets (other than regular quarterly cash dividends or dividends payable in shares of Series A Preferred Stock) or any subscription rights or warrants (other than rights, options, or warrants of the type referred to in clause (ii) of this paragraph) are distributed to the holders of Series A Preferred Stock.

Subject to certain exceptions as set forth in the Rights Agreement, no adjustment in the purchase price will be required until the cumulative adjustments amount to 1% of the purchase price. The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the shares of common stock payable in shares of common stock or subdivisions, consolidations, or combinations of the shares of common stock occurring, in any such case, prior to the distribution date. No fractional shares of Series A Preferred Stock (other than fractions that are integral multiples of one one-thousandths of a share of Series A Preferred Stock, which, at our election, may be evidenced by depository receipts) will be issued upon exercise of the rights, but, in lieu thereof, a cash adjustment will be paid to the holder of the exercised rights based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Shares of Series A Preferred Stock purchasable upon exercise of the rights will not be redeemable. The dividend, liquidation, and voting rights, and non-redemption features of the Series A Preferred Stock are designed so that the value of a one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock. Each whole share of Series A Preferred Stock will be entitled to receive a quarterly preferential dividend equal to the greater of (a) $1.00 or (b) 1000 times the dividend declared with respect to each share of our common stock. In the event of liquidation, the holders of each whole share of Series A Preferred Stock will be entitled to receive a preferential liquidation payment equal to the greater of (1) $1000.00 or (2) 1000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1000 votes, voting together with the shares of our common stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash, and/or other property, each share of Series A Preferred Stock will be entitled to receive 1000 times the amount received per share of our common stock. These rights and preferences are protected by customary anti-dilution provisions.

Once a person has become an acquiring person, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an acquiring person will be null and void. In the event that any person becomes an acquiring person, proper provision shall be made so that each holder of a right (other than a right that is or was beneficially owned by an acquiring person that has become null and void pursuant to the terms of the Rights Agreement), shall thereafter have the right to receive upon exercise of such right that number of shares of common stock (or, in certain circumstances, Series A Preferred Stock, or other securities, property and/or cash) having a value equal to two times the then-current purchase price.

In the event that, at any time after a person becomes an acquiring person, (1) we are acquired in a merger or other business combination, or (2) 50% or more of the assets or earning power of us and our subsidiaries (taken as a whole) is sold or otherwise transferred, proper provision will be made so that each holder of a right (other than a right that is or was beneficially owned by an acquiring person that has become null and void pursuant to the terms of the Rights Agreement) shall thereafter have the right to receive upon exercise of such right, in lieu of shares of Series A Preferred Stock, shares of common stock of the acquiror then having a current market value equal to two times the then-current purchase price.

At any time prior to the shares acquisition date, our board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment (the “redemption price”). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

At any time after any person becomes an acquiring person, and prior to the time any person (other than us, our subsidiaries, any of our or our subsidiaries’ employee benefit plan, and any entity holding shares of common stock pursuant to the terms of any such plan) becomes the beneficial owner of 50% or more of the outstanding shares of our common stock, we may, at the option and election of our board of directors, exchange shares of our common stock (or in certain circumstances, shares of Series A Preferred Stock) for all or any part of the then-outstanding and unexercised rights (other than rights that are or were beneficially owned by an acquiring person that have become null and void pursuant to the terms of the Rights Agreement) at an exchange rate of one share of our common stock (or in certain circumstances, one one-thousandth of a share of Series A Preferred Stock) per right, appropriately adjusted to reflect any stock dividend, stock split, reverse stock split, or other similar transaction that occurred after August 22, 1996.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after the close of business on the tenth calendar day following the shares acquisition date no such amendment may adversely affect the interests of the holders of the rights (other than rights that are or were beneficially owned by an acquiring person that have become null and void pursuant to the terms of the Rights Agreement) and provided, however, that if such amendment occurs on or after an adverse change of control, then the rights plan may be amended only if there are continuing directors in office and such amendment is authorized by a majority of such continuing directors.

Pennsylvania Business Corporation Law

The provisions of the articles described under “Voting Rights” and “Board of Directors” above and our shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us.

Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between us or one of our subsidiaries and any of our shareholders, any of our divisions in which any shareholder receives a disproportionate amount of any shares of common stock or other securities of any corporation resulting from the division, any voluntary dissolution of our company in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any shareholder’s voting or economic interest in us is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction (1) which has been approved by a majority vote of our board of directors, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

We have elected to opt out of:

•	Subchapter 25E of the BCL, which, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, would have permitted any other shareholder to demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding;

•	Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition; and

•	Subchapter 25H of the BCL, which would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired or offered to acquire 20% of our voting power or publicly disclosed an intention to acquire control of Mylan.

Dividend Rights

The holders of common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor. If preferred stock is issued, our board of directors may grant to the holders of such preferred stock preferential dividend rights that would prohibit payment of dividends on the common stock unless and until specified dividends on the preferred stock had been paid or in other circumstances and/or rights to share ratably in any dividends payable on the common stock.

Liquidation Rights

Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in our assets available for distribution after all of our liabilities have been satisfied and all preferential amounts payable to the holders of preferred stock have been paid. If preferred stock is issued, our board of directors may grant to the holders of such stock preferential liquidation rights, which would entitle them to be paid out of our assets available for distribution before any distribution is made to the holders of common stock and/or rights to participate ratably with the common stock in any such distribution.

Indemnification

Under Section 1746 of the BCL, a Pennsylvania corporation is authorized to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our bylaws substantively provide that we will indemnify our officers and directors and, to the extent authorized by our board of directors, our employees and agents, to the fullest extent authorized by law, including Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its bylaws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our bylaws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

Our bylaws provide that each person who is or was serving as a director or officer of the corporation, or any person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be entitled to indemnification as and to the fullest extent permitted by law, including the BCL or any successor statutory provision, as from time to time amended.

Our bylaws also provide that we may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

In addition, we have indemnification agreements with our directors and contractual indemnification obligations to certain of our officers, which provide that we will indemnify such persons against any and all expenses, liabilities and losses incurred by such person in connection with any threatened, pending or completed action, suit, proceeding or investigation to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of our company or of any of our subsidiaries, or served at our request as a director, officer, trustee, employee or agent of another entity, provided generally that such proceeding was authorized by our board of directors.

Miscellaneous

The holders of shares of our common stock do not have preemptive rights or conversion rights and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038, and its telephone number at this location is (212) 509-1745. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

Our common stock is listed on the NYSE under the symbol “MYL”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may offer senior or subordinated unsecured debt securities, which may be convertible. Our debt securities will be issued under one or more indentures to be entered into between us and The Bank of New York.

We have summarized certain general features of the debt securities from the indentures. Indenture forms are attached as exhibits to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

We or one or more of our direct or indirect subsidiaries, or any combination of them, may, severally or jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. We will describe the specific terms of any guarantees in a prospectus supplement. These terms will include some or all of the terms detailed in this section.

All guarantees will bind the successors of the guarantors and will inure to the benefit of holders of the debt securities guaranteed. The guarantees will terminate as described in the applicable prospectus supplement.

The guarantee of a subsidiary will be released as described in the applicable prospectus supplement.

  Structural Subordination

We are a holding company and substantially all of our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our debt service obligations, including payments on the debt securities, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In addition, a guarantee of our debt securities by our subsidiaries will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock or any series of debt securities that may be guaranteed by certain of our subsidiaries and selling shareholders may sell common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us or selling shareholders from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or selling shareholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling shareholders may sell the securities and selling shareholders may sell common stock through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or selling shareholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or selling shareholders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us or selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or selling shareholders in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us or selling shareholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Kristin A. Kolesar, Esq., Senior Corporate and Compliance Counsel of Mylan Laboratories Inc. Ms. Kolesar is a participant in various employee benefit plans offered by us to our employees generally. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Ms. Kolesar and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report of Mylan Laboratories Inc. on Form 10-K for the fiscal year ended March 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Matrix Laboratories Limited as of and for the fiscal years ended March 31, 2006 and 2005, incorporated in this prospectus by reference from the Current Report of Mylan Laboratories Inc. on Form 8-K filed on January 10, 2007, as amended on February 20, 2007, have been audited by Deloitte Haskins & Sells, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$400,000,000

Mylan Laboratories Inc.

     % Senior Convertible Notes due 2012

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.
JPMorgan
Citigroup
ABN AMRO Rothschild LLC
HSBC
Mitsubishi UFJ Securities
NatCity Investments, Inc.
PNC Capital Markets LLC
RBS Greenwich Capital
SunTrust Robinson Humphrey

February   , 2007